                                                                     EXHIBIT 14a

                                      2003

                                  ANNUAL REPORT

                       [CALEDONIA MINING CORPORATION LOGO]

                                    CALEDONIA

                               MINING CORPORATION

                                TABLE OF CONTENTS

3.       2003 Highlights, 2004 Objectives
4.       Performance Highlights
5.       Letter to Shareholders
6.       Management Discussion and Analysis
21.      Management's Responsibility for
         Financial Reporting
22.      Auditors' Report
23.      Financial Statements
42.      Directors and Management
43.      Corporate Directory

Note: All figures in the 2003 Annual Report are in Canadian dollars unless otherwise noted.

                              CORPORATE OBJECTIVES

      Caledonia Mining Corporation ("Caledonia") was formed on February 5, 1992. The focus of the Caledonia group of companies is to identify and acquire properties and projects early in the development cycle, and then add value by either operating or joint venturing, or disposing of mineral assets at the most economically opportune time. Caledonia defines its operations as the acquisition, funding, development, and operation of mineral properties, with the possibility of divestiture at different points in time on the valuation curve, possibly when the asset is in production or perhaps when it is at the exploration stage. The economics of the divestiture decision governs the timing of any such transaction. Cognisant of the economic risks and vagaries inherent in the exploration for, and mining of mineral resources Caledonia will continue to seek and develop only those mineral assets with the potential to be low cost producers.

      ENVIRONMENTAL POLICY

      Caledonia Mining Corporation ("Caledonia") and its Board of Directors are committed to maintain the highest environmental standards such that its operations and/or its products do not present an unacceptable risk to its employees, its customers, the public or the environment. Caledonia and its subsidiaries operate under an environmental code of practice that encompasses the following:

      Caledonia directs its employees and its subsidiary companies to conduct their exploration and operations activities in a professional, environmentally responsible manner, in compliance with all applicable legislation and policies in the jurisdictions in which they undertake business.

      Caledonia liaises closely with the applicable government regulatory bodies and the public to optimize communication and an understanding of Caledonia's activities in relation to environmental protection.

      Caledonia is committed to the diligent application of technically proven, economically feasible, environmental protection measures throughout its exploration, development, mining, processing and decommissioning activities.

      Caledonia on a regular ongoing basis monitors its environmental protection management programs to ensure their compliance with the applicable regulatory requirements.

      It is the responsibility of all the employees of Caledonia and its subsidiaries to carry out their employment activities in accordance with this code of practice. Operational line management has the direct responsibility for regular environmental protection management.

      (signed)                                   (signed)
      S. E. Hayden,                              J. Johnstone,
      Chairman of the Board, President and       Vice-President Operations and
      Chief Executive Officer                    Chief Operating Officer

2003 HIGHLIGHTS

      -     Resumed mining at Barbrook and achieved 6,000 tpm mining rate;

      - Refurbished metallurgical plant at Barbrook, commissioned the resin-in-leach circuit and continued metallurgical testwork;

      - Recruited a General Manager - South Africa as initial step in strengthening senior staff in South Africa;

      - Strengthened management at the Barbrook Mine by recruiting additional senior operations manager and department heads;

      - Identified the Roodepoort exploration area at Eersteling which potentially hosts a low-grade gold open-pit;

      - Recruited senior exploration staff for the Rooipoort and Roodepoort exploration properties in South Africa.

      - Commenced exploration drilling for stratigraphic evaluation of the Rooipoort platinum exploration property. In all 14 holes totalling 3,305 meters were completed during the year;

      - At the Mulonga Plain diamond exploration property in Zambia our joint-venture partner carried out ground geophysical and mineral indicator sampling and added the Lukulu licence area to the Mulonga Plain joint-venture area;

      - Implemented a centralised geoscience information system (GIS) in the Johannesburg office.

      - Raised $10.2 million financing from arms-length private placement and exercise of warrants and options;

      -     Redesigned the Caledonia website.

2004 OBJECTIVES

      - Return the Barbrook Gold Mine in South Africa to economic gold production;

      -     Develop additional gold reserves/resources at the Barbrook mine;

      - Explore potential for low gold grade open-pit at Eersteling's Roodepoort property in South Africa;

      - Identify platinum resource at Eersteling's Rooipoort property in South Africa;

      - Test feasibility of producing an economic cobalt concentrate from Nama property in Zambia;

      - Seek joint-venture partner to commence an exploration program at the Kadola copper/cobalt property in Zambia.;

      - Encourage and support our joint venture partners in their exploration for diamonds at the Kikerk Lake property ,Canada and on the Mulonga Plain joint venture in Zambia;

      - Conduct a bulk sampling program on the Goedgevonden diamond property in South Africa and conduct a limited washing program on the old dumps and pits to collect a 100ct parcel of stones which can be assessed to establish the coloured stone potential of the property;

      - Recruit additional senior staff for the South African operations as they develop;

      - Strengthen the Board of Directors of Caledonia to address recent changes in Corporate Governance Regulations;

      -     Adopt a Code of Ethics and relevant charters to Caledonia;

      - Evaluate listing Caledonia on American (AMEX) and London (LSE) Stock Exchanges;

      - As necessary, arrange financing to support the activities required to meet these objectives.

PERFORMANCE HIGHLIGHTS              (1) Filon Sur to June 30 for year 2000 only.

                                                          2003       2002       2001       2000      1999
                                                        -------    -------     ------    -------    -------
         FINANCIAL - C$ 000'S

Revenue from Sales                                          646         27        124      6,623     14,701

Gross Profit (Loss)                                      (3,068)      (103)      (126)       304      2,090

Expenses (General and Administration,
  Interest and Amortization)                              1,834      1,578      1,130      2,143      3,853

Net Income (Loss) - before Write-Downs                   (4,835)    (1,754)    (1,195)     7,412      3,082

Net Income (Loss) - after Write-Downs                   (14,556)    (4,331)    (1,195)     7,412     (7,460)

Cash                                                      4,179      1,864         90         75         51

Current Assets                                            4,573      2,094        184        200      2,179

Assets                                                   19,335     24,767     24,973     25,063     33,189

Current Liabilities                                         790      1,336      2,701      2,556      5,143

Long Term Liabilities                                     1,363      1,280      1,813      1,813     21,747

Working Capital (Deficiency)                              3,783        758     (2,517)    (2,356)    (2,964)

Shareholders' Equity                                     17,182     22,151     20,459     20,694      6,299

Total Capital Expenditures                                  187        300          -          -        345

Expenditures on Mineral Properties                        2,092        624         23        120        353

Financing Raised                                          9,528      5,174      1,078        979        497

         SHARE INFORMATION

Market Capitalization ($ Thousands)                     105,955     86,836      9,086     10,374      3,441

Shares Outstanding (Thousands)                          252,274    211,795    165,202    148,202     68,830

Warrants & Options (Thousands)                           27,348     28,055     19,566      7,566      7,566

Earnings (Loss) per Share                                 (0.06)     (0.02)     (0.01)      0.08      (0.12)

TSE Share Price High                                      0.610       0.44       0.09       0.35       0.15

TSE Share Price Low                                       0.215      0.060       0.04       0.05       0.05

TSE Share Volume (Thousands)                             99,233     81,234     22,310     22,939     16,397

NASDAQ Share Price High (US$)                              0.39      0.281       0.06       0.18       0.09

NASDAQ Share Price Low (US$)                               0.16      0.040       0.02       0.03       0.03

NASDAQ Share Volume (Thousands)                         440,811    271,404     74,714     61,919     34,815

       OPERATING RESULTS(1)

Gold Production (Ounces)                                  1,187         52        114     14,558     32,300

Silver Production (Ounces)                                   42          4          -    122,665    240,675

Average Cost per Ounce Gold (US $) Sold                   3,129          -          -        240        204

Average Revenue per Ounce Gold (U $) Sold                   402          -          -        285        288

Year End Gold Resource (Thousand Ounces)                  2,478      2,489      2,930      2,930      3,487

LETTER TO SHAREHOLDERS

In late 2002 it was decided to re-commence commercial scale mining operations at the Barbrook Mine in South Africa. Since then work has been carried out to refurbish the mine, metallurgical plant and other surface infrastructure. Mining commenced in January 2003 and the first gold was produced during the second quarter 2003. Commercial scale mining operations were achieved during the third quarter 2003. The plant start-up was delayed by a decision to install a Resin pumped-cell leach carousel in preference to a conventional RIL circuit. The ore mined underground has had a higher gold content than was anticipated. However gold recoveries from this material did not meet expectations. A number of metallurgical studies and tests have been conducted which have resulted in changes and additions to the metallurgical plant circuit. This work will continue in 2004. Barbrook has recently commissioned an economic study for a full-plant Biox(R) process of gold recovery which has been successful in treating refractory gold ores, similar to those at Barbrook, since 1988. The installation of the Biox(R) technology should allow Barbrook to process all of its different ore types and lead to greater mining flexibility.

During 2003 exploration work continued on the Mulonga Plain diamond joint venture in Zambia and at the Kikerk Lake diamond joint-venture in Northern Canada.

In the fourth quarter of 2003 Caledonia undertook a stratigraphic diamond drill program on Eersteling's wholly owned Rooipoort property east of Potgietersrus in South Africa that is highly prospective for platinum group minerals ("PGM"). The second-phase drill program was started in January 2004. Data recovered will be used to focus the next drilling program which is intended to define an initial PGM resource at Rooipoort.

Further details of Caledonia's properties are to be found elsewhere in this report. The latest information and maps on all Caledonia's properties and interests can be found on the Caledonia website http://www.caledoniamining.com

In early 2004 Caledonia gave notice of its intent, subject to obtaining the necessary and regulatory approvals, to convert the shares held by the minority shareholders into redeemable preference shares, redeem them and subsequently delist Eersteling from the Johannesburg Stock Exchange ("JSE"). This will result in Caledonia owning 100% of Eersteling's of gold assets and the Rooipoort platinum project.

As a result of succession planning efforts, and to strengthen the operating team in South Africa, Caledonia has added senior staff in South Africa. It is anticipated that further senior personnel will be added during 2004.

As can be seen from these financial statements, Caledonia continues to remain largely debt free. It will continue to focus its efforts on advancing its assets. An amount of $9.5 million, net of financing costs was raised during 2003 from private placements and the exercise of warrants. During early 2003, $1.2 million, net of financing costs, was raised from the portion of the private placement carried over from December 2002 and from the exercise of warrants. A further $5 million, gross, was raised through a private placement in August 2003. In the period from November 27, 2003 to January 6, 2004 a total of 8.3 million warrants were exercised raising $2.5 million. During March and April 2004, 2.8 million warrants were exercised raising $545,000. Currently Caledonia is raising up to $20 million through the sale of 61 million units in a private placement. During 2004, Caledonia intends to extend this focus to include the addition of income producing assets in order to fund its activities and further acquisitions.

My thanks to Caledonia's management, directors, staff, joint venture partners, and particularly to our shareholders for supporting Caledonia during the challenges and opportunities of another year. The management and directors look forward to your continued confidence as we work diligently towards the objective of building Caledonia into a significant international mining company.

On behalf of the Board of Directors,

(signed)

S. E. Hayden,                                                      May 4th, 2004
Chairman of the Board, President and
Chief Executive Officer

CALEDONIA MINING CORPORATION                                   DECEMBER 31, 2003
MANAGEMENT'S DISCUSSION AND ANALYSIS
Expressed in Canadian Dollars

      This discussion and analysis of the consolidated operating results and financial condition of the Caledonia Mining Corporation (the "Company", "Caledonia") for the fiscal years ended December 31, 2003 and December 31, 2002 should be read in conjunction with the Consolidated Financial Statements and related notes. The Consolidated Financial Statements and related notes have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP").

      Caledonia was formed in February 1992 and is listed on the Toronto Stock Exchange as "CAL" and on Nasdaq OTC BB as "CALVF".

VISION AND STRATEGY

      The Company is focussed on exploration activities in Canada and Southern Africa, some through joint venture arrangements, and the production of gold in South Africa. The Company has a strong management team and Board of Directors with diverse expertise in gold production, mineral exploration, mine development, finance and marketing. The goal of the Company is to grow the asset base through successful exploration activity and to increase gold production in South Africa.

      Caledonia continues to focus on the re-start of the Barbrook mine in South Africa in order to establish a production base. Simultaneously, exploration activities are being undertaken on prospective diamond, gold and platinum properties. In order to extend its influence in greenfields areas or other areas of exceptional exploration merit, Caledonia seeks to establish preferred status relationships and/or strategic alliances with well-managed exploration companies through existing or new joint ventures. The Company's primary growth strategy is focussed on Southern Africa.

      Caledonia believes that the gold mining industry is in a new, long-term uptrend in the gold price. The $US gold price has not disappointed and Caledonia management believes gold bullion and gold shares remain in the early stages of a long-term bull market that could last for some years. Some believe that the gold price could exceed its 1980 high of US $875 per ounce. As a result, Caledonia is not hedged.

      Similarly, the prices of base metals, principally copper, have reached levels not seen in a decade or longer. This makes Caledonia's Zambian base metal properties more attractive and Caledonia will actively seek joint venture parties to advance its Nama and Kadola properties. Caledonia intends to carry out further work on its Nama cobalt/copper property in Zambia to produce an economic cobalt /copper concentrate.

      With the expectations of an improving gold and base metal prices over the long term, Caledonia is following the strategy of diversification through the search for diamonds, gold, platinum group metals and base metals. This activity is being undertaken through joint ventures or direct exploration expenditures.

      The next few years should be exciting for Caledonia shareholders as itis uniquely positioned to develop its gold production base and base metals projects and participate in the rewards of the diamond joint ventures and platinum exploration projects.

CORE BUSINESSES

GOLD MINING

      BARBROOK MINES LIMITED

      The 100% owned Barbrook Mines Limited ("Barbrook") is located near the town of Barberton in the Mpumalanga province of the Republic of South Africa. Pretoria and Johannesburg are approximately 375 km to the west. Barberton is the natural and historic centre of the Barberton gold mining district. The town has a history of gold mining dating back more than 100 years. The Barbrook property, which covers an area of 10,625 acres and extends for a distance of about 28 km along strike, represents a consolidation of about 20 old mines.

      The Barbrook gold deposits occur in the Barberton Greenstone belt, the host for the other gold deposits in the area. The belt is of Archaen age and includes some of the oldest volcanic and sedimentary rocks in South Africa. The belt trends southwest to the northeast and has been intruded and deformed by various granite plutons at the margins. The Barbrook property covers two steeply-dipping, banded iron formations oriented in an east-west direction. These two shear zones, called the Zwartkoppie and Barbrook lines are the host to the Barbrook gold deposits.

      During 1997, prior to the suspension of activities, the mine was operating at a rate of 17,000 tonnes per month and the process plant was operating at about 20,000 tonnes per month of underground ore. The plant has, in the past, processed oxide ore at rates in excess of 30,000 tonnes per month. Through 2000, operations remained suspended at Barbrook due to a continuing low gold price.

      The underground mine was operated on a very small-scale basis in early-mid 2001 to generate cash flow to enable the plant and the mine to be re-started. This operation was terminated in September 2001 due to uneconomic operation at a low production rate. The mine was returned to a care and maintenance basis.

      The design capacity of the metallurgical plant is 30,000 to 40,000 tonnes per month for free-milling oxide ores, or up to 25,000 tonnes per month for the harder, metallurgically more complex, refractory sulphide ores. Caledonia has recognised that these throughput levels exceed the current capacity of the underground mine.

      The Barbrook mine gold reserves and resources are as follows:

      GOLD RESERVES & RESOURCES (UNDILUTED) - AS AT DECEMBER 31, 2003

                                            GOLD GRADE -
CATEGORY                         TONNES       G/TONNE      GOLD OUNCES
--------                         ------       -------      -----------
RESERVES
Proven                            187,983       5.84           35,270
Probable                           55,213       6.35           11,253
                               ----------       ----        ---------
                    TOTAL         243,196       5.95           46,554
                               ----------       ----        ---------

RESOURCES
Measured                          473,536       2.94           44,690
Indicated                       1,284,951       5.58          230,361
Inferred                        8,781,652       5.76        1,626,165
                               ----------       ----        ---------
                    TOTAL      10,540,139       5.61        1,901,217
                               ----------       ----        ---------

   TOTAL MINERAL RESERVES
              & RESOURCES      10,783,335       5.62        1,947,772
                               ----------       ----        ---------

      The reserve and resource estimates were certified by Mr. David Grant, C.Geol., FGS, Pr.Sci.Nat., an independent consultant and "Independent Qualified Person" as required by National Instrument 43-101 of the Canadian Securities Administrators.

      In total, the reserves and resources have increased by 22,000 tonnes when the 2003 mined tonnage is considered. Generally however, the categories assigned to reserves and resources in 2003 are lower than those of 2002. This is the result of using more stringent category definitions in the tabulation and of the availability of more geological information.

      However, in the first half of 2004, continued drilling and development have shown that an increase in reserves/resources is likely in 2004.

      Mining at Barbrook is from underground using an open-stope, sub-level benching method. Broken ore is transported to the surface crushing area along the main 10 level haulage way. At present all workings are on or above the main 10 level haulage. A decline shaft is currently being developed on the Taylors ore zone to access the ore block below 10 level.

      In the metallurgical processing plant, the broken ore is de-slimed to 2mm, crushed to minus 15mm size and stored in a coarse ore storage bin. From this bin ore is fed to the 250 kW Vecor primary ball mill and then to the flotation circuit which includes both rougher and cleaner circuits. Flotation concentrate with a gold grade of 30 to 40 g/t is re-ground in the Sala 90 kW regrind mill to produce a product of 95% -25i which is pumped to the 2-stage Aachen pre-oxidation circuit and thence to the resin-in-leach circuit. Gold is recovered from the loaded resin in the elution and electrowinning circuits. Gold electrowinning is located in the smelt house and produces high-grade gold bullion bars.

      Bullion is transported on a random schedule to the Rand Refinery where it is refined.

      Tailings are pumped to the tailings deposition area located about 3km from the mine site. Tailings deposition operations are managed by a contractor.

      There is a full mine infrastructure at Barbrook including administration areas, change-house, lamp room, security barracks, training and first aid rooms, mine stores, engineering/maintenance workshops, assay and metallurgical laboratories, explosive magazines and the tailings deposition area.

      The required regulatory and environmental practices for Barbrook have been evaluated, risk assessments have been carried out and the required Codes of Practices drawn up and implemented. Barbrook was granted its Section 9 permanent mining authorization in March 2003.

      The present metallurgical circuit is designed to treat 6,000 to 8,000 tonnes per month. This throughput can be increased to 10,000 tonnes per month as the underground and stope development progresses and provides greater mining flexibility. The on-site, un-utilized, 1300 kW drive ball milling circuit can process sulphide-ore up to 20,000 tonnes per month.

      EERSTELING GOLD MINING COMPANY LIMITED

      The 96.2% owned Eersteling Gold Mining Company Limited ("Eersteling"), is located 36 km from the town of Pietersburg in the rolling terrain of the Northern Province of the Republic of South Africa. Pretoria and Johannesburg are 250 km and 300 km, respectively, to the south.

      The first gold discovered in South Africa was on a farm named "Eersteling" which was located near the village of Marabastad, 30 km southeast of Pietersburg. Mining started in May 1874 and continued until the second Anglo-Boer War (1899 - 1902) when the mine was shut down. The mining rights of the fragmented mining and exploration properties were consolidated. On July 16 1987, Eersteling Gold Mining Company Limited was formed and was listed on the JSE. However, due to the current illiquidity of trading and the high cost of maintaining the listed company, subject to obtaining the necessary approvals it is intended to convert the share held by the minority shareholders into redeemable preference shares, redeem them and subsequently delist Eersteling from the JSE in mid 2004. This will result in Eersteling becoming 100% owned by Caledonia.

      The Eersteling mine property has an area of 47,000 acres, extends for a distance of about 25 km and is located in the Pietersburg Greenstone belt which is of Archaean age and which consists of an upper and lower sequence. The upper sequence is mainly conglomerate, grit and sandstone. The lower sequence is undifferentiated mafic and ultramafic volcanic rocks and intrusives, with banded iron formation and chert. The feature that most dominates gold mineralization in the area is the Willemse shear.

      In 2002, Eersteling obtained the Rooipoort platinum prospect from Anglo American Platinum Corporation ("Amplats"). The property is about 30 km southwest of the Eersteling metallurgical plant and is located in an area that is presently undergoing a surge in platinum group metal exploration. In the third quarter of 2003, an exploration drilling program was commenced on the Rooipoort property and is continuing in 2004.

      Eersteling has also identified a near-surface gold exploration prospect ("Roodepoort") which will be tested during 2004. The Roodepoort gold property, located 22 km north east of the Eersteling mine area and 8 km east of the Zandrivier mine area, is situated on an area of historical gold mining and an unusual gold-bearing albitite intrusive (a hydrothermally altered granodiorite). Grab samples have returned values of up to 2g/t gold from pyritic portions of this unit and values greater than 16g/t gold from younger shear zones. Detailed soil sampling has been completed over a 2,500m x 1,500m area. Soil samples have been analysed for gold at the "Low-level Gold" laboratory facility of Genalysis in Perth, Western Australia. Results have been received and are being evaluated. The open pit potential for Roodepoort for a large lower grade operation has never previously been evaluated. Drilling is planned in mid-year on targets generated from the soil sampling program and previous data of Roodepoort.

      The Eersteling mine gold resource estimate is based on the data from early 1997, before the mine was placed on a care and maintenance basis and is as follows:

      GOLD RESOURCES (UNDILUTED) - AS AT DECEMBER 31, 2003

                                                   GOLD GRADE -      GOLD
RESOURCE CATEGORY                    TONNES          G/TONNE        OUNCES
-----------------                   ---------      ------------     -------
Measured                               60,527          7.43          14,457
Indicated                             537,232          7.78         134,382
Inferred                            2,048,961          5.79         381,600
                                    ---------          ----         -------
TOTAL MINERAL RESOURCE              2,646,720          6.23         530,439
                                    ---------          ----         -------

      In 2002 Eersteling applied for its required Section 9 permanent mining permit that was granted during April 2003. The mine has been on a care and maintenance basis since early 1997 when production was halted due to low gold prices.

      MARKETING

      All gold bullion production is refined by Rand Refinery in Germiston and sold to Absa Bank Limited in Johannesburg, South Africa under contract.

      KEY PERFORMANCE FACTORS

      The key performance factor of a gold mine is the ability to produce gold at a cost per ounce that is low enough to pay all obligations and generate an acceptable return to shareholders. The price of gold is established in an international market and is considered a commodity. The Rand price of gold in the future will play a large part in determining whether the South African gold mines can be profitably operated.

      CAPABILITY TO DELIVER RESULTS

The successful operation of mining and exploration depends on the availability of in situ resources, experienced and skilled management and employees and the financial resources to be able to carry out the work and support the corporate body.

      In 2003 and early 2004 additions have been made to the corporate staff at senior levels to strengthen the management, exploration and operations team in South Africa and to address some of the succession planning needs of Caledonia. Amongst others, these include the senior appointments of:

      - Dr. Trevor Pearton as a Director of Barbrook and Eersteling. Dr. Pearton controls the geological and ore development programs at both mines. He has extensive experience in the mine geology of the mines in the Barberton area;

      - Mr. Jacques du Plessis as General Manager, South Africa, responsible for all South African operations. Mr. du Plessis is a graduate mining engineer and holds BSc and MBA degrees. He has extensive experience in the South African mining industry including 15 years in managerial positions. His experience includes managerial experience in the Greenstone mines in the Barbrook area. Most recently, Mr. du Plessis was General Manager for the mine contracting division of the largest South African contracting company;

      - Mr. John Blaine, Professional Geologist and Consulting Geologist, as Exploration Manager Africa responsible for all African exploration projects;

      - Mr. Bruce Cumming as Chief Geologist Africa and the Project Manager of Eersteling's Rooipoort platinum and Roodepoort gold exploration projects;

      - Mr. Kevin Buyskes as the Manager of Barbrook Mines Limited. Mr. Buyskes has extensive operating and mine managment experience in the South African greenstone mines including those in the Barberton area; and

      - Mr. Mike Tombs as Financial Manager Africa responsible for all financial and accounting matters. Mr.Tombs is a Fellow of the Chartered Institute of Management Accountants and holds an MBA degree. He has extensive accounting and financial experience in the mining industry in Southern Africa including several years with the Anglovaal Group.

      - Ms. Anne Pearton as Head of Geological Information Systems for the Caledonia Group. Ms. Pearton is based at the Caledonia head office in Johannesburg.

With the above senior staff recruitment, the planned 2004 work program on the properties can now be adequately managed.

The financings of 2003 and that of April/May 2004 will allow Caledonia to carry out the planned development of its projects throughout 2004 and into 2005. The 2003 financing has allowed Caledonia to pay off most of its debt to its officers and it is now largely debt free.

      OPERATIONAL REVIEW

      BARBROOK MINES LIMITED

      Barbrook was re-started in January 2002, mining a low-tonnage, high grade payshoot to provide cash flow to finance rehabilitation of the mine, planned to re-start processing at a rate of 6,000 tonnes per month, and to pilot test the new process technology for gold recovery developed by Caledonia. However, due to poor economic returns on the low tonnage, high-grade ore, operations were suspended in April 2002. A full geological and mining re-evaluation was carried out on the Taylors orebody from May 2002 which has lead to the rehabilitation of the mine and plant and the resumption of operations during the 2nd quarter of 2003. The characteristics of the Taylors ore fed to the plant in 2003 were not as defined in earlier test work and gold recoveries were below projections. The ore was much more refractory with considerably more arsenopyritic content than expected, although these ores are of higher grade than the pyritic ore types tested previously. A number of alternative metallurgical circuits have been tested and circuit improvements have been identified. The installation of a cleaner flotation circuit during the 4th quarter of 2003 assisted flotation gold recovery but cyanide leach gold recoveries were still below expectations. A series of laboratory and pilot plant tests are continuing and changes to the metallurgical plant circuit are being made during the first half of 2004. These changes include the installation of an additional cleaner flotation circuit to increase the gold grade of the flotation concentrate and more aggressive oxygen addition to the reground flotation concentrate prior to leaching in the Resin-in-Leach (RIL) section. The resin elution section is also being enlarged to give more flexibility in operation of the RIL section. Caledonia is further evaluating `ultra-fine milling' and `whole-plant Biox(R)' metallurgical processes to determine whether further recovery improvements and improved economics can be attained. As future test work is completed and following a feasibility study, more revisions to the metallurgical plant are expected.

      The mineability, geology, and mineralization of the Taylors ore body, which is the main operating area of the mine, was re-evaluated and re-modelled during 2002 to determine the optimum mining methods to minimize grade dilution. Mining has commenced in the Taylors ore zone between 10 and 7 levels. Geological sampling and evaluation on adjacent blocks in the Taylors zone is ongoing. Development and stope tonnages from this area will supplement the present production allowing the mill throughput to be increased to the 8,000 tonnes per month range. Bulk ore samples from the Taylors and the Daylight/Victory zones have been taken and will be tested to confirm the metallurgical amenability of this material in a Biox(R) circuit. Previous Biox(R) tests on Barbrook concentrates showed gold leach recovery in excess of 90%. If the new Biox(R) tests, as anticipated, prove positive, the Daylight/Victory area will provide the plant with a readily accessible additional ore source of higher than average grade ore. Development is now in progress on 10-level which is the main haulage level to access two known ore shoots that extend 110 vertical meters above 10-level. To ensure the continuity of the ore supply from the Taylors ore zone, development has started on a decline shaft which will provide access to the Taylors zone below the 10 level elevation. The mine has now embarked on an aggressive development program to access the lower portions of the Taylors, Victory, Daylight, Crescent and Browns ore zones.

      The Barbrook metallurgical plant was re-commissioned during the 2nd quarter of 2003. The results achieved are as follows:

                     BARBROOK MINE - 2003 PRODUCTION RESULTS

Ore mined                            Tonnes                    24,723

Development advance                  Meters                     1,189

Ore trammed from mine                Tonnes                    33,740

Ore milled                           Tonnes                    28,785

Grade milled                         g/t                          8.4

Gold recovered                       Ounces                     1,078

      Because of the extreme variability of the Barbrook ore types, the higher gold grades associated with the refractory arsenopyritic ore zones and lower gold metallurgical recoveries associated with these highly refractory ore types, Barbrook has commissioned Goldfields of Johannesburg South Africa to carry out an economic study for the design and installation of a full-plant Biox(R) process of gold recovery. Goldfields are internationally recognised for their expertise and experience in the bacterial oxidation of refractory gold ores such as those found at Barbrook. Caledonia believes that the Goldfields Biox(R) technology, successfully used since 1988 at the Barberton Mines complex, located next to Barbrook will be amenable to all of the different ore types at Barbrook. Previous test work showed over 90% gold recovery on samples of the Barbrook flotation concentrate. If implemented, the Biox(R) plant will be sized to take concentrates from Caledonia's other mines and from toll processing.

      EERSTELING GOLD MINE

      The mine has been on a care and maintenance basis since early 1997 when production was halted due to low gold prices.

      CONSOLIDATED FINANCIAL RESULTS

      For the year ended December 31, 2003, the Company recorded a net loss, after write downs, of $ 14.6 million ($0.063 per share) compared to a net loss of $4.3 million ($0.023 per share) in 2002 and a net loss of $1.2 million ($0.008 per share) in 2001. The loss in 2003 resulted mainly from the write down of mineral properties of $9.8 million and losses from operations of $4.8 million. There was a mineral property write down of $2.6 million in 2002 and none in 2001. The loss from operating activities of $4.8 million has increased from $1.7 million in 2002 and $1.2 in 2001 reflecting a higher level of activity associated with efforts in 2003 to refurbish the Barbrook operation and increased amortization and general and administrative expenses. In 2003 general and administrative expense includes a charge of $0.076 million for stock option grant expense as compared to $0.209 million in 2002. Prior to 2002 there is no stock option grant expense recorded in the accounts.

      In 2003, the gold mining industry enjoyed some strengthening in the gold price, which was largely offset in South Africa by a strengthening of the South African Rand relative to the US dollar. In Rand terms, the price remained fairly constant throughout 2003. The improvement in the precious and base metals market helped Caledonia to obtain private placement financing in January and August 2003. This allowed management to continue to bring the Barbrook mine back into production and to modify the process plant as recommended by metallurgical tests. The financing also allowed Caledonia to undertake a stratigraphical drilling program at the Rooipoort platinum exploration project.

      The financing allowed Caledonia to significantly reduce its short-term loan debt. Throughout 2003, the primary focus of management was on the continuation of operations without incurring significant debt, the continuing development of the asset base of Caledonia and the procurement of longer term financing.

      In 2003, the main contributor to revenue was the Barbrook gold mine in South Africa.

      OUTLOOK

      The production and sale of gold for 2004 is difficult to estimate, and will depend upon the rate and timing of the commercial production achieved at the Barbrook gold mine.

      In the future, if the new Biox(R) process tests prove positive, the Daylight/Victory ore zone could provide the Barbrook plant with a readily accessible, additional source of higher than average grade ore. As mentioned above, development is now in progress on 10 level to access to other known ore shoots which extend 110 vertical meters above 10 level at Barbrook. To ensure continuity of the ore supply from the Taylors ore zone, development has started on a decline shaft which will provide access to the Taylors zone below the 10 level elevation. The mine has also embarked on an aggressive development program to access the lower portions of the Taylors, Victory/Daylight, Crescent and Browns ore zones, all part of the Barbrook underground infrastructure.

      Caledonia intends, subject to a sustainable economic Rand gold price and favourable Roodepoort exploration results to re-commence commercial production at Eersteling at some time in the future.

EXPLORATION AND PROJECT DEVELOPMENT

      GOLD PROPERTY

      ROODEPOORT

      The Roodepoort gold property situated 22 km north east of the Eersteling gold plant and 8 km east of the Zandrivier mine area, is situated on an area of historical gold mining with an unusual gold-bearing "albitite" intrusive (a hydrothermally altered granodiorite). To date, grab samples have returned values of up to 2g/t gold from pyritic portions of this unit and values greater than 16g/t gold from younger shear zones.

      The open pit potential of Roodepoort for a large low grade operation has never been evaluated. As more information becomes available, the economics of an open pit mining operation will be assessed.

      DIAMOND PROPERTIES

      KIKERK LAKE

      In 2001 and 2002, Caledonia announced the discoveries of two diamondiferous kimberlites, "Potentilla" and "Stellaria", on the Kikerk Lake property in Nunavut Canada, by its joint venture partner and operator of the property, Ashton Mining of Canada Inc. ("Ashton"). The two kimberlite pipes are approximately 700 metres apart.

      A total of 100 heavy mineral samples were collected from the property during the 2003 summer season. This sampling consisted of follow-up work in six separate areas using detailed sample grids and fences. The summer work focussed primarily on indicator dispersion trains and isolated anomalies outside the Potentilla/Stellaria kimberlite area.

      All samples collected in 2003 were shipped to Ashton's laboratory and are currently awaiting processing. No results have been received to date.

      The Kikerk Lake property consists of 15 mineral leases currently pending approval by the Nunavut Mining Recorder. These leases cover 38,737.5 acres (15,677 hectares).

      Ashton has not yet finalised the program for 2004. They anticipate that work in 2004 will focus on generating new targets by collecting approximately 250 heavy mineral samples. No drilling or geophysics is planned at this time.

      Caledonia currently has a 17.5% interest in the Kikerk Lake property, Ashton holds a 52.5% interest, having incurred in excess of $750,000 in exploration expenditures on the property. This interest can be increased to 59.5% if Ashton funds Caledonia's share of the costs through to a completed feasibility study. The remaining 30% interest is held by Stornoway Diamond Corporation.

      MULONGA PLAIN

      Caledonia has a joint venture agreement with BHP World Exploration Inc. and its affiliate Motapa Diamonds Inc., ("Motapa") collectively "the BHP Entity", on the Mulonga Plain, Kashiji Plain and Lukulu licences in Western Zambia. Motapa is the project operator on behalf of the Joint Venture. The BHP Entity is now vested with a 60% participating interest and Caledonia has the remaining 40% interest. In terms of the joint venture, the BHP Entity will continue to fund operations through the completion of a feasibility study at which point their interest will increase to 75%. Caledonia will then have various options including that of BHP funding the project through to commercial production.

      The Mulonga Plain licence area is located in Western Zambia, between the Zambezi river and the Angolan border. Work on the Mulonga Plain anomaly in 2003 focussed on detailed data interpretation and development of a more constrained geological model of the Mulonga Plain region. The eastern portion of the Mulonga Plain anomaly has been identified as having a higher probability for an initial kimberlite discovery in the Mulonga Plain project area. Motapa intends to expand airborne geophysical coverage in this eastern area in 2004 with the objective of continuing drill testing in 2004 or 2005.

      KASHIJI PLAIN

      This licence area is located in northwest Zambia, adjacent to the Angolan border. The BHP Entity field work completed during 2003 consisted of ground geophysical and mineral indicator sampling work focussed on locating the Chundra Falls diamond and indicator-mineral anomaly and wide spaced indicator-mineral sampling on the recently acquired Lukulu licence area. Ground magnetic surveys were completed on 24 airborne magnetic geophysical anomalies. Ground gravity surveys were completed on 10 of these anomalies and indicator mineral samples were collected on 16 targets.

      In late 2003, the BHP Entity joint venture added the Lukulu licence area to its land holdings. The Lukulu licence consists of 1,900 km(2) and is immediately adjacent to the south-east portion of the Kashiji licence area. Approximately 40 wide spaced indicator mineral samples were collected on the Lukulu licence in 2003 to provide closure of the diamond and ilmenite anomaly and better define an airborne magnetic survey block that will be contract surveyed in 2004.

       Future work planned for the Kashiji and Lukulu licences consists of stream sediment and infill sampling around the Chundra Falls area and additional airborne magnetic survey work followed by ground geophysical and geochemical work as needed to define drill targets. Upon completion of this target definition phase, a drill testing program in both the Chundra Falls and the south east portion of the Kashiji licence will be finalised.

      GOEDGEVONDEN

      Caledonia has signed a Prospecting and Option Agreement over the Goedgevonden diamond bearing kimberlite pipe located approximately 20 kilometres north of the Stilfontein gold mine in the Klerksdorp district of the North West Province in South Africa. In early 2002, Caledonia signed Prospecting and Option Agreements over adjacent areas of interest, including the exploration rights to the Syferfontein kimberlite pipe that is located about 1 km north east of the Goedgevonden pipe and other adjacent areas of interest.

      Previous prospecting activities carried out in the mid 1970's on Goedgevonden indicated that the pipe is oval in shape and covers a surface area of approximately 27,000 square metres. This work also confirms that the pipe was drill intersected at a depth of 425 metres, and that further down dip extensions remain undefined. Previous drilling reported an average diamond content of 35 to 45 cpht, with one hole yielding 65 cpht. A fair portion of the diamonds recovered from the drilling were gem quality with a notable tendency toward pink coloured diamonds.

      Caledonia conducted a stratagem geophysical survey in 2001 prior to planning a preliminary drilling program in 2002. The preliminary drilling program consisted of 7", 8" and 12"diameter reverse circulation drill holes, the collection of the drill samples and diamond recovery. Four holes were drilled in the centre of the pipe, three to a depth of 150 metres, and the other to 120 metres. The three remaining holes were drilled to delineate the pipe in more detail. All of the 7 holes drilled entered the kimberlite at a depth of about 6 metres, and the 4 centrally-located holes were stopped whilst still in the kimberlite. A total of about 56 tonnes of drilling sample was collected and processed through a Van Eck and Lurie dense-media separation ("DMS") plant and wet Sortex machine. From the diamond recoveries it was confirmed that the Goedgevonden pipe was diamondiferous, and sufficient gem-quality diamonds were recovered to warrant a larger bulk sample.

      Compilation of base plans is complete and re-compilation of historical data is in progress prior to commencement of bulk sampling later in 2004. In the meantime, a limited washing operation will be conducted from the old pits and dumps to collect an approximately 100ct parcel of stones to give a wider appreciation of possible coloured stones in the kimberlite.

      PLATINUM PROPERTIES

      ROOIPOORT

      During 2002 Caledonia acquired via Eersteling, the Rooipoort platinum prospect, located about 30 km south west of Eersteling's gold mine in the Mokopane (Potgietersrus) area of the Limpopo province of South Africa.

      A total of 3,305 meters of drilling in 14 holes was completed in the planned 15 hole programme during 2003. Drill holes siting was based on the results of a soil geochemical survey completed during the 3rd quarter of 2003 and which is assisting in the interpretation of the stratigraphy of the Bushveld Complex underlying this relatively poorly-exposed property. A further 5 holes have been completed to date in 2004 with 2 in progress and a further 2 planned in order to complete this phase of work. Encouraging results are being received that is providing valuable information to define the stratigraphy of the Rooipoort target area. This stratigraphic interpretation will be used to define the next drilling phase. This next drilling program is intended to define an initial mineral resource at Rooipoort and is scheduled to commence in mid 2004.

      Additional prospecting rights have been acquired over 342 hectares immediately adjoining the Rooipoort property to the south on the farm Grasvalley. Application for a Prospecting Permit from the Department of Minerals and Energy has been submitted to enable drilling to commence on this new area. In the meantime, soil geochemical survey and mapping will be extended to better cover this exposed area.

      The map termed the "Rooipoort Platinum Project" shown on Caledonia's website provides an appreciation of the exploration activity that has been carried out on the Rooipoort property.

      BASE METAL PROPERTIES

      NAMA

            Caledonia Nama Limited, a wholly owned subsidiary of Caledonia, holds five contiguous exploration licences in northern Zambia which host open-pittable near-surface low grade cobalt /copper mineralization. The 2001/2002 soil-sampling program carried out jointly by Caledonia and BHP Billiton was completed over the majority of the remaining licence area. This program identified a number of high priority anomalous targets within the required geological setting. These targets should be followed up in the search for the suspected presence of larger, deeper, sulphide ore bodies. With the recent substantial increase in the price of copper, Caledonia will search for joint venture partners for the exploration of the potential deeper sulphide-ore zones.

      In the second quarter of 2004 a mini bulk sample will be excavated at Nama and will then undergo screening tests and heavy media/gravity separation tests in South Africa. Subject to satisfactory results, a larger tonnage sample will be screened and processed on site to produce a suitable cobalt concentrate for testing through a Zambian smelter. If the test is successful and satisfactory economic terms are obtained, it is expected that a long-term supply contract for the Nama cobalt/copper concentrate may be negotiated with the Zambian smelter.

      Despite the increasing activity at Nama, after several years of relative low activity, the property carrying value was written down to $1 in December 2003 to comply with the new Canadian accounting standards.

      KADOLA

      This large exploration property consisting of three contiguous licence areas was previously joint ventured with Cyprus Amex and is prospective for copper and cobalt. With the recent substantial increase in the price of copper, Caledonia will search for joint venture partners for the exploration of the copper/cobalt potential of Kadola.

      The Kadola properties also include the Eureka gold/copper/pyrite anomaly. With the significant increase in the price of gold and copper, this project area will be re-evaluated for either joint-venture or for further work by Caledonia.

      OUTLOOK

      The outlook for the aforementioned exploration properties is difficult to quantify. Exploration by its nature is speculative with a high degree of risk accompanied by the potential for high returns. Caledonia manages this risk by using well-qualified exploration professionals, senior mining company joint venture partners and by exploring in areas which are considered as having a better than average potential for discovery. The recent "across-the-board" increases in the prices of precious and base metals should improve exploration expenditures of the major mining companies and could improve the likelihood of Caledonia negotiating joint ventures agreements for its remaining wholly-owned exploration properties.

STRATEGIC ALLIANCES

      The focus of the Caledonia group of companies is to identify and acquire properties and projects early in the development cycle, and then add value by either operating or joint venturing, or disposing of mineral assets at the most economically opportune time. Caledonia defines its operations as the acquisition, funding, development, and operation of mineral properties, with the possibility of divestiture at different points in time on the valuation curve, possibly when the asset is in production or perhaps when it is at the exploration stage. The economics of the divestiture decision governs the timing of any such transaction. Cognisant of the economic risks and vagaries inherent in the exploration for, and mining of, mineral resources Caledonia will continue to seek and develop only those mineral assets with the potential to be low cost producers.

      Caledonia continues to focus exploration activities of prospective diamond properties by developing the properties through joint ventures with senior producers.

      Exploration is a high-risk, high-cost but potentially high-reward business. Caledonia's strategy in this area is to position itself to participate in a significant part of the "reward" through joint venture interests in order to minimize early exploration costs. Caledonia currently has two joint venture interests in place, each of which is presently conducting aggressive exploration programmes.

      Details of the strategic alliances with joint venture partners have been discussed above.

INVESTING

      During 2003 Caledonia invested $2.3 million on capital assets and mineral properties as compared to $1.0 million in 2002. Of the total of $2.3 million in 2003, an amount of $2.1 million was invested in South Africa and the balance in Zambia. The South African investment was spent on Barbrook and Rooipoort.

FINANCING

      During the year, $9.5 million was raised from private placements, exercise of warrants and options as compared to $5.2 million in 2002 and $1.1 million in 2001 (all net of issue costs). The increased financing level reflects improving investor confidence in gold mining and exploration companies in general.

      In the first quarter of 2004, Caledonia raised an amount of $0.7 million from the exercise of warrants.

      As of April 30, 2004, the Company has raised a further amount of approximately $15.0 million from a private placement. The majority of these funds will be used to finance the improvements in the processing of gold ore at Barbrook and exploration activity on the Company's most prospective projects.

      Caledonia and its subsidiaries are largely debt-free.

LIQUIDITY AND CAPITAL RESOURCES

      The following table summarizes cash flows and cash on hand ($ thousands):

                                                       2003       2002       2001
                                                      ------     ------     ------
Cash                                                   4,179      1,864         90
Working capital (deficiency)                           3,783        758     (2,517)
Debt                                                       -          -          -
Cash provided (used) by operating activities          (4,865)    (2,009)    (1,121)
Cash provided (used) by investing activities          (2,279)    (1,003)        58
Cash provided (used) by financing activities           9,459      4,786      1,078
                                                      ------     ------     ------

      As of December 31, 2003 the Company had working capital of $3.8 million as compared to $0.8 million at December 31, 2002 and a working capital deficiency of $2.5 million at December 31, 2001. Cash and short term deposits increased from $1.9 million at the end of 2002 to $4.2 million at December 31, 2003.

      During 2003, Caledonia raised $5.7 million in equity financing from two private placements by issuing 25,280,000 common shares and $3.8 million from the exercise of 15,093,252 common share purchase warrants and options. Details of financing activities are presented in note 4 (b) of the notes to the consolidated financial statements. During 2004 it is expected that further cash requirements of Caledonia will be met from private placement equity financing activity (see note 11 of the notes to the consolidated financial statements) and cash flow from gold production at Barbrook.

USES OF LIQUIDITY

     It is the belief of Caledonia that the recent financing by a group of private investors which to April 30, 2004 has provided gross proceeds of approximately $15.0 million and the recent exercise of common share purchase warrants will sustain Caledonia for 2004 and into the year 2005. The resumption of gold production at Caledonia's Barbrook mine will also generate cash flow in 2004. However, if funds fall short of requirements, Caledonia will undertake financing options such as private placements with private investors, and if this is still insufficient for its needs, will investigate either project joint ventures or project bank funding. The funds raised by the 2004 financing have been and will be used mainly by Caledonia on its exploration, development and production activities such as:

      - at Barbrook by developing access to ore resources below the 10 level and to the east along strike, providing continuity of the mining operations, making capital additions to the Barbrook metallurgical plant, such as a Biox(R) circuit; and

      - by further drilling/possible bulk sampling and processing of material from Caledonia's Goedgevonden Diamond Project; and

      -     by further drilling at Caledonia's Rooipoort platinum project; and

      - by further bulk sampling and concentration test work on Caledonia's Nama Cobalt/Copper Project; and

      - by further exploration and possible drilling at the Roodepoort gold property at Eersteling.

The funds raised will be sufficient to move forward with the direct development of the above assets if the projects are proven to be economically and technically justified. The Mulonga Plain joint venture with the BHP Entity is subject to joint venture agreements and is fully funded by the joint venture partner through to commercial production. Similarly the Kikerk Lake joint venture with Ashton Mining is fully funded by Ashton. Caledonia continues to actively review the benefits, to Caledonia and its shareholders, of seeking new joint venture partners for most, if not all of its exploration properties.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

      The Company does not have any significant long-term contractual obligations or commercial commitments other than its responsibilities pursuant to two joint venture agreements discussed elsewhere in this document, except as given below.

CONTRACTUAL OBLIGATIONS (000'S)       TOTAL          LESS THAN 1 YEAR           1 TO 5 YEARS     AFTER 5 YEARS
-------------------------------       -----          ----------------           ------------     -------------
CAPITAL LEASE OBLIGATIONS             $  55                $ 12                     $ 42              $ 0
PURCHASE OBLIGATIONS                  $ 268                $ 68                     $200              $ 0

      The above are related to the restart of operations at the Barbrook mine and the South African head office. The company has minor obligations in respect of licence fees for its exploration and mining properties some of which are paid by Caledonia's joint venture partners.

QUARTERLY DATA (UNAUDITED)

SELECTED FINANCIAL HIGHLIGHTS - 2003

                                               FIRST         SECOND          THIRD         FOURTH
  000'S EXCEPT PER SHARE AMOUNT               QUARTER        QUARTER        QUARTER        QUARTER      TOTAL YEAR
  -----------------------------             -----------    -----------    -----------    -----------    -----------
BALANCE SHEET

                 Current assets             $     2,938    $     1,133    $     4,623    $     4,573    $     4,573

                 Capital assets                   7,899          7,909          8,123          7,471          7,471

             Mineral properties                  15,915         15,960         16,070          7,212          7,212

           Shareholders' equity                  24,454         23,057         26,656         17,182         17,182

OPERATIONS

                        Revenue                      53              -            259            334            646

                Operating costs                      72          1,232            921          1,489          3,714

         Costs and expenses (1)                     189            174            410         10,753         11,526

      Net (loss) for the period                    (208)        (1,406)        (1,072)       (11,870)       (14,556)

       Net (loss) per share (2)                  (0.001)        (0.006)        (0.004)        (0.052)        (0.063)

(1) Includes a write down of mineral properties in Zambia and South Africa in the fourth quarter of $9,759

(2)   Represents basic and fully diluted loss per share

The increase in operating costs for the 4th quarter result from an amount of $76,000 for the expensing of the issue of stock options in the quarter and from increased activities at Barbrook. The revenue increase is from the increase in gold production at Barbrook. The significant reduction in carrying value is explained in Note (1) above which was in part offset by the increase in exploration activities at the Rooipoort platinum project in South Africa. Gold production at Barbrook remained below target, due to poor metallurgical recoveries, despite higher than planned gold feed grades. Metallurgical tests at Barbrook indicated that more intensive oxidation of the reground flotation concentrate may increase the overall gold recovery. Further laboratory and pilot plant test work and potential plant modifications to include this oxidation technology in the process are planned for the 1st quarter of 2004.

RISKS AND UNCERTAINTIES

      The Company is subject to a number of risk factors due to the nature of the mining business in which the Company operates. An investment in the securities involves a high degree of risk. Investors need to carefully consider the following risk factors, in addition to the other information contained in this report.

      MINING INDUSTRY COMPETITION

      The mining industry is a highly diverse and competitive international business. The selection of geographic areas of interest are only limited by the degree of risk a company is willing to accept by the acquisition of properties in emerging or developed markets and/or prospecting in explored or virgin territory. Mining by its nature, is a competitive business in the search for fresh ground with good exploration potential and the raising of the requisite capital to move projects forward to production. Globally the mining industry is prone to cyclical variations in the price for the commodities produced by it, as dictated by supply and demand factors, speculative factors and industry controlled marketing cartels. The year 2004 has been a typical example of this cyclic nature as many precious and base metal prices have increased significantly in US$ terms. However, these $ increases have not necessarily translated into local area price increases. Nature provides the ultimate uncertainty with geological and occasionally climatic surprises. Commensurate with the acceptance of this risk profile is the potential for high rewards.

      EXPLORATION AND DEVELOPMENT

      The exploration, and development of, and the production from mineral deposits is potentially subject to a number of political, economic and other risks including:

      -     cancellation or renegotiation of contracts;

      -     changes in local and foreign laws and regulations;

      -     changes in tax laws;

      - delays in granting prospecting permissions, mining authorizations and work permits for foreign management staff;

      -     environmental controls and permitting;

      -     expropriation or nationalization of property or assets;

      -     foreign exchange controls;

      - government mandated social expenditures, such as comprehensive health care for HIV/AIDS infected employees and families;

      - import and export regulation, including restrictions on the sale of their production in foreign currencies;

      -     industrial relations and the associated stability thereof;

      - inflation of cost that is not compensated for by a currency devaluation;

      - requirement that a foreign subsidiary or operating unit have a domestic joint venture partner, possibly which the foreign entity must subsidize;

      - restrictions on the ability of local operating companies to sell their production for foreign currencies, and on the ability of such companies to hold these foreign currencies in offshore and/or local bank accounts;

      - restrictions on the ability of a foreign company to have management control of exploration and/or development and/or mining operations;

      - restrictions on the remittance of dividend and interest payments offshore;

      -     retroactive tax or royalty claims;

      - risks of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism;

      -     royalties and tax increases or claims by governmental entities;

      - unreliable local infrastructure and services such as power, communications and transport links; and

      - other risks arising out of foreign sovereignty over the areas in which Caledonia's operations are conducted.

Such risks could potentially arise in any country in which Caledonia operates, however the risks are regarded as greater in South Africa and Zambia. In South Africa, the recently-promulgated Mining Legislation and a number of associated and as yet undefined economic and social issues may result in an increased political and economic risk weighting of operating in that country.

Consequently, Caledonia's exploration, development and production activities may be substantially affected by factors beyond Caledonia's control, any of which could materially adversely affect Caledonia's financial position or results from operations. Furthermore, in the event of a dispute arising from such activities, Caledonia may be subject to exclusive jurisdiction of courts outside North America or may not be successful in subjecting persons to the jurisdiction of the courts in North America, which could adversely affect the outcome of a dispute.

CRITICAL ACCOUNTING POLICIES

      Preparing financial statements requires management to make estimates and assumptions that affect the reported results. Estimates are based on historical experience and other assumptions that are believed to be reasonable under the circumstances. The Company's accounting policies are those that affect the Consolidated Financial Statements and are summarized under the "Summary of Critical Accounting Policies". The critical accounting policies include accounting for foreign currency translation, capitalization of exploration expenditures and the recognition of impairment of those assets.

      Costs relating to the acquisition, exploration and development of non-producing resource properties are capitalized until such time as either economically recoverable reserves are established or the properties are sold or abandoned. Based on the results at the conclusion of each phase of an exploration program, properties that are not suitable as prospects are re-evaluated to determine if future exploration is warranted and that carrying values are appropriate The decision to capitalize exploration expenditures and the timing of the recognition that capitalized exploration is unlikely to have future economic benefits can materially affect the reported earnings of the Company.

      A significant portion of the Company's assets and liabilities are denominated in South African Rand. Fluctuations in the value of the Rand relative to the Canadian dollar could have a significant impact on results of operations. Exchange gains or losses arising from the translation of South African assets and liabilities are reflected through the income statement in the period in which they occur.

CHANGES IN CANADIAN ACCOUNTING RECOMMENDATIONS

2001

      Effective January 1, 2001, the Company adopted a new accounting standard of the Canadian Institute of Chartered Accounts ("CICA") in respect of unrealized foreign exchange gains and losses on long-term monetary items. This standard significantly changed the accounting for such gains and losses which were previously deferred and amortized over their fixed and ascertainable life but are now recognized in the statement of operations as incurred.

2002

      During 2002, the Company chose to present the impact of stock-based compensation as pro-forma information in the notes of the financial statements.

2003

      Effective January 1, 2003, the Company adopted the new recommendations of the CICA in Handbook Section 3870, "Stock-based compensation and other stock-based payments". Section 3870 is applied prospectively to all stock-based payments granted on or after January 1, 2003. The Company has chosen to reflect the stock-based compensation as an expense in the statement of operations from that date.

      Effective January 1, 2003, the Company adopted a new accounting standard of the CICA in respect of the impairment or disposal of long-lived assets. During the year, the Company reviewed the carrying value of numerous long-lived assets under the new standard resulting in the recording of valuation adjustments as disclosed in Note 3 of the financial statements.

2004

      The Company will be adopting new accounting guidelines issued by the CICA in respect of hedging relationships for Canadian reporting purposes. The new guidelines will be applied at such time as Caledonia undertakes any hedging contracts. The Company does not anticipate that the new guidelines will have a material effect on the results of operations and financial condition.

      Effective January 1, 2004, the Company will adopt CICA 1100, Generally Accepted Accounting Principles. CICA 1100 describes what constitutes Canadian GAAP and its sources. The Company is currently evaluating what impact the adoption of this new standard will have on the financial statements.

      Effective January 1, 2004, the Company will be adopting the new CICA rules concerning the accounting for asset retirement obligations. The adoption of this rule will bring Canadian and US GAAP into alignment.

SUPPLEMENT TO THE FINANCIAL STATEMENTS

      As at April 30, 2004 the following equity instruments were outstanding:

      301,111,786 common shares.

      11,898,700 common share purchase options at an average price of $0.26 maturing at various dates until November 4, 2013.

      12,000,000 common share purchase warrants at a price of $0.35 maturing at various dates until February 6, 2005.

      22,694,091 common share purchase warrants exercisable at a price of $0.55 per share until October 26, 2005.

      4,538,818 financing agents' common share purchase warrants exercisable at a price of $0.55 until October 26, 2005.

      3,449,114 share purchase warrants were exercised during the period January 1 to April 30, 2004.

FORWARD LOOKING STATEMENTS

      This annual report contains certain forward-looking statements relating but not limited to the Company's expectations, intentions, plans and beliefs. Forward-looking information can often be identified by forward-looking words such as "anticipate", "believe", "expect", "goal", "plan", "intend", "estimate", "could", "should", "may" and "will" or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions or statements about future events or performance. Forward-looking information may include reserve and resource estimates, estimates of future production, unit costs, costs of capital projects and timing of commencement of operations, and is based on current expectations that involve a number of business risks and uncertainties. Factors that could cause actual results to differ materially from any forward-looking statement include, but are not limited to, failure to establish estimated resources and reserves, the grade and recovery of ore which is mined varying from estimates, capital and operating costs varying significantly from estimates, delays in obtaining or failures to obtain required governmental, environmental or other project approvals, inflation, changes in exchange rates, fluctuations in commodity prices, delays in the development of projects and other factors. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

      Potential shareholders and prospective investors should be aware that these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested by the forward-looking statements. Shareholders are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur. Caledonia undertakes no obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

OTHER INFORMATION

      Additional information relating to the Company may be obtained or viewed from the System for Electronic Data Analysis and Retrieval at www.sedar.com or the Company website at www.caledoniamining.com.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION

      TO THE SHAREHOLDERS OF CALEDONIA MINING CORPORATION:

      Management has prepared the information and representations in this annual report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied in Canada and, where appropriate, reflect management's best estimates and judgement. The financial information presented throughout this report is consistent with the data presented in the consolidated financial statements.

      Caledonia maintains adequate systems of internal accounting and administrative controls, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that relevant and reliable financial information is produced. Our independent auditors have the responsibility of auditing the consolidated financial statements and expressing an opinion on them.

      The Board of Directors, through its Audit Committee, is responsible for ensuring that management fulfils its responsibilities for financial reporting and internal control. The Audit Committee is composed of three directors. This Committee meets periodically with management and the external auditors to review accounting, auditing, internal control and financial reporting matters.

      The consolidated financial statements have been audited on behalf of the shareholders by the Company's independent auditors, BDO Dunwoody LLP, in accordance with generally accepted auditing standards. The auditors' report outlines the scope of their examination and their opinion on the consolidated financial statements.

      (signed}                                                          (signed)
      S. E. Hayden                                                    S. W. Poad
      Chairman of the Board, President and                Vice-President Finance
      Chief Executive Officer                                 and Administration

                                                                AUDITORS' REPORT

      TO THE SHAREHOLDERS OF
      CALEDONIA MINING CORPORATION

      We have audited the consolidated balance sheets of Caledonia Mining Corporation as at December 31, 2003 and 2002 and the consolidated statements of deficit, operations and cash flow for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financials statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flow for each of the years in the three year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

      /s/ BDO Dunwoody LLP

      Chartered Accountants

      Toronto, Ontario
      April 8, 2004 (except for Note 11, which is as of April 30, 2004)

        COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA - U.S. REPORTING
                                    CONFLICT

      In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in the summary of significant accounting policies. The United States reporting standards also require the addition of an explanatory paragraph when changes in an accounting policy, such as those involving stock based compensation described in the summary of significant accounting policies, has a material effect on the consolidated financial statements. Our report to the shareholders dated April 8, 2004 (except for Note 11, which is as of April 30,
2004) is expressed in accordance with Canadian reporting standards which do not require a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

      /s/ BDO Dunwoody LLP

      Chartered Accountants
      Toronto, Ontario
      April 8, 2004 (except for Note 11, which is as of April 30, 2004)

                                                    CALEDONIA MINING CORPORATION
                                                     CONSOLIDATED BALANCE SHEETS
                                              (IN THOUSANDS OF CANADIAN DOLLARS)

                 DECEMBER 31                         2003            2002
                 -----------                     ------------    ------------
ASSETS

Current
    Cash and short term deposits                 $      4,179    $      1,864
    Accounts receivable                                   178             113
    Inventories                                            86               -
    Prepaid expenses                                      130             117
                                                 ------------    ------------
                                                        4,573           2,094
INVESTMENT AT COST (Note 1)                                79              79
CAPITAL ASSETS (Note 2)                                 7,471           7,715
MINERAL PROPERTIES (Note 3)                             7,212          14,879
                                                 ------------    ------------
                                                 $     19,335    $     24,767
                                                 ------------    ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
    Accounts payable                             $        790    $      1,267
    Loan payable                                            -              69
                                                 ------------    ------------
                                                          790           1,336
PROVISION FOR SITE RESTORATION                            627             506
                                                 ------------    ------------
                                                        1,417           1,842
NON-CONTROLLING INTEREST                                  736             774
                                                 ------------    ------------
                                                        2,153           2,616
                                                 ------------    ------------

SHAREHOLDERS' EQUITY
    Share capital (Note 4 (b))                        159,151         149,623
    Contributed surplus (Note 4 (c))                      285             209
    Compensation warrants (Note 4 (d))                    160             177
    Deficit                                          (142,414)       (127,858)
                                                 ------------    ------------
                                                       17,182          22,151
                                                 ------------    ------------
                                                 $     19,335    $     24,767
                                                 ------------    ------------

On behalf of the Board:

 /s/ (signed)                              Director
-------------------
F.C. Harvey

 /s/ (signed)                              Director
-------------------
J. Johnstone

  The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

                                                    CALEDONIA MINING CORPORATION
                                              CONSOLIDATED STATEMENTS OF DEFICIT
                                              (IN THOUSANDS OF CANADIAN DOLLARS)

FOR THE YEARS ENDED DECEMBER 31                 2003            2002            2001
-------------------------------             ------------    ------------    ------------
DEFICIT, beginning of year                  ($   127,858)   ($   123,527)   ($   122,332)
NET INCOME (LOSS) FOR THE YEAR                   (14,556)         (4,331)         (1,195)
                                            ------------    ------------    ------------
DEFICIT, end of year                        ($   142,414)   ($   127,858)   ($   123,527)
                                            ============    ============    ============

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS)

      FOR THE YEARS ENDED DECEMBER 31                                    2003            2002            2001
      -------------------------------                                ------------    ------------    ------------
REVENUE AND OPERATING COSTS
    Revenue from sales                                               $        646    $         27    $        124
    Operating costs                                                         3,714             130             250
                                                                     ------------    ------------    ------------
GROSS PROFIT (LOSS)                                                        (3,068)           (103)           (126)
                                                                     ------------    ------------    ------------

COSTS AND EXPENSES
    General and administrative                                              1,276           1,540           1,030
    Interest                                                                  127              29              84
    Amortization                                                              431               9              16
    Other expense (income) (Note 7)                                           (67)             73             (61)
    Write down of mineral properties (Note 3)                               9,759           2,590               -
                                                                     ------------    ------------    ------------
                                                                           11,526           4,241           1,069
                                                                     ------------    ------------    ------------

(LOSS) BEFORE NON-CONTROLLING INTEREST                                    (14,594)         (4,344)         (1,195)
    Non-controlling interest                                                  (38)            (13)              -
                                                                     ------------    ------------    ------------
NET (LOSS) FOR THE YEAR                                              ($    14,556)   ($     4,331)   ($     1,195)
                                                                     ============    ============    ============

NET (LOSS) PER SHARE (NOTE 6)

    Basic and fully diluted                                          ($     0.063)   ($     0.023)   ($     0.008)
                                                                     ============    ============    ============

  The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

                                                    CALEDONIA MINING CORPORATION
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (IN THOUSANDS OF CANADIAN DOLLARS)

     FOR THE YEARS ENDED DECEMBER 31                           2003            2002            2001
     -------------------------------                       ------------    ------------    ------------
CASH PROVIDED BY (USED IN)

OPERATING ACTIVITIES
  Net (loss) for the year                                  ($    14,556)   ($     4,331)   ($     1,195)

  Adjustments to reconcile net cash from
    operations (Note 8)                                          10,332           2,795              16

   Changes in non-cash working capital
      balances ( Note 8)                                           (641)           (473)             58

                                                           ------------    ------------    ------------
                                                                 (4,865)         (2,009)         (1,121)
                                                           ------------    ------------    ------------

INVESTING ACTIVITIES
  Purchase of investment                                              -             (79)              -
  Proceeds from sale of capital assets                                -               -              81
  Expenditures on capital assets                                   (187)           (300)              -
  Expenditures on mineral properties                             (2,092)           (624)            (23)
                                                           ------------    ------------    ------------
                                                                 (2,279)         (1,003)             58
                                                           ------------    ------------    ------------

FINANCING ACTIVITIES
  Loan payable                                                      (69)           (388)            118
  Issue of share capital net of issue costs                       9,528           5,174             960
                                                           ------------    ------------    ------------
                                                                  9,459           4,786           1,078
                                                           ------------    ------------    ------------

INCREASE IN CASH FOR THE YEAR                                     2,315           1,774              15
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      1,864              90              75
                                                           ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                     $      4,179    $      1,864    $         90
                                                           ------------    ------------    ------------

  The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

                                                    CALEDONIA MINING CORPORATION
                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                                DECEMBER 31, 2003, 2002 AND 2001

NATURE OF BUSINESS

The Company is engaged in the acquisition, exploration and development of mineral properties for the exploitation of base and precious metals. The ability of the Company to recover the amounts shown for its capital assets and mineral properties is dependent upon the existence of economically recoverable reserves; the ability of the Company to obtain the necessary financing to complete exploration and development; and future profitable production or proceeds from the disposition of such capital assets and mineral properties.

BASIS OF PRESENTATION

These financial statements have been prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent upon attaining profitable operations and obtaining sufficient financing to meet its liabilities, its obligations with respect to operating expenditures and expenditures required on its mineral properties.

MEASUREMENT UNCERTAINTIES

Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring estimates relate to mineral resources, future cash flows associated with capital assets and mineral properties. Management's calculation of reserves and resources and cash flows are based upon engineering and geological estimates and financial estimates including gold prices and operating costs. The amount ultimately recovered could be materially different than the estimated values.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company together with all its subsidiaries.

The Company's principal consolidated subsidiaries are Barbrook Mines Limited (100% owned) ("Barbrook"), Eersteling Gold Mining Company Limited (96% owned) ("Eersteling") and Caledonia Mining (Zambia) Limited, Caledonia Kadola Limited, Caledonia Nama Limited and Caledonia Western Limited (all 100% owned) (collectively known as "Caledonia Zambia").

CASH AND CASH EQUIVALENTS

Cash and cash equivalents represent cash on hand in operating bank accounts and money market funds.

INVENTORIES

Inventories are stated at the lower of cost, which is determined on the first-in, first-out basis, and net realizable value.

CAPITAL ASSETS

PRODUCING ASSETS

Producing assets are recorded at cost less grants, accumulated amortization and write-downs. Producing assets are amortized using the straight line method based on the estimated useful lives of the assets. The estimated useful life of the producing assets range from 3 to 5 years. Repairs and maintenance expenditures are charged to operations; major improvements and replacements which extend the useful life of an asset are capitalized and amortized over the remaining useful life of that asset. Barbrook is undergoing efforts to commence commercial operations and has been

                                                    CALEDONIA MINING CORPORATION
                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                                                DECEMBER 31, 2003, 2002 AND 2001

presented as a producing asset in these financial statements. As of December 31, 2002 and 2001, the Company did not have any producing capital assets.

NON-PRODUCING ASSETS

Non-producing assets are recorded at cost less write downs. During non-producing periods, no amortization is recorded.

At the time of commercial production, the assets are reclassified as producing and amortized in the manner described above.

MINERAL PROPERTIES

PRODUCING PROPERTIES

When and if properties are placed in production, the applicable capitalized costs are amortized using the unit-of-production method on the ratio of tonnes of ore mined or processed to the estimated proven and probable mineral reserves as defined by the Canadian Institute of Mining, Metallurgy and Petroleum. Barbrook is undergoing efforts to commence commercial operations and has been presented as a producing asset in these financial statements. As of December 31, 2002 and 2001, the Company did not have any producing mineral properties.

NON-PRODUCING PROPERTIES

Costs relating to the acquisition, exploration and development of non-producing resource properties which are held by the Company or through its participation in joint ventures are capitalized until such time as either economically recoverable reserves are established, or the properties are sold or abandoned.

A decision to abandon, reduce or expand activity on a specific project is based upon many factors including general and specific assessments of mineral reserves, anticipated future mineral prices, anticipated costs of developing and operating a producing mine, the expiration date of mineral property leases, and the general likelihood that the Company will continue exploration on the project. However, based on the results at the conclusion of each phase of an exploration program, properties that are not suitable as prospects are re-evaluated to determine if future exploration is warranted and that carrying values are appropriate.

The ultimate recovery of these costs depends on the discovery and development of economic ore reserves or the sale of the properties or the mineral rights. The amounts shown for non-producing resource properties do not necessarily reflect present or future values.

JOINT VENTURES

Certain of the Company's exploration activities are conducted jointly with others. These financial statements reflect only the Company's expenditures on these properties.

FOREIGN CURRENCY TRANSLATION

Balances of the Company denominated in foreign currencies and the accounts of its foreign subsidiaries are translated into Canadian dollars as follows:

      (i)   monetary assets and liabilities at period end rates;

      (ii)  all other assets and liabilities at historical rates; and

      (iii) revenue and expense transactions at the average rate of exchange prevailing during the period.

Exchange gains or losses arising on these translations are reflected in income in the year incurred. Gains and losses arising on translation of long term foreign currency denominated liabilities at each year end are reflected in income.

                                                    CALEDONIA MINING CORPORATION
                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                                                DECEMBER 31, 2003, 2002 AND 2001

REVENUE RECOGNITION

Revenue from the sale of precious metals is recognized when delivery occurs.

PROVISION FOR SITE RESTORATION

Site restoration costs are accrued when the need for such expenditure is established, and then written off as part of the cost of production. It is always possible that the Company's estimate of its ultimate site restoration liability could change in the near term due to possible changes in laws and regulations in applicable jurisdictions and changes in cost estimates.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.

CHANGE IN ACCOUNTING POLICIES

(a)   Stock Based Compensation

The Company has adopted the new accounting standard of the Canadian Institute of Chartered Accountants ("CICA") for the accounting of stock-based compensation expense effective January 1, 2002 on a prospective basis. Under this standard, compensation expense on stock options granted to non-employees is recorded as an expense in the period the options are vested using the fair value method estimated by using the Black-Scholes Option Pricing Model.

During 2002, the Company reported compensation expense associated with stock options granted to directors, officers and employees as pro-forma information in
Note 4 (c). Effective January 1, 2003, the Company commenced recording compensation expense for stock options granted to directors, officers and employees in the Consolidated Statements of Operations.

Any consideration paid by directors, officers, employees and non-employees on exercise of stock options or purchases of shares is credited to share capital.

(b)   Impairment of Long-lived Assets

Effective January 1, 2003, the Company adopted the new accounting standard of the CICA in respect of the impairment or disposal of long-lived assets. The new standard requires that a fair value determination be made for long-lived assets. During the year, the Company reviewed the carrying value of numerous long-lived assets under the new standard resulting in the recording of valuation adjustments as disclosed in Note 3.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

1.    INVESTMENT AT COST

      On May 9, 2002 the Company participated in a private placement of Motapa Diamonds Inc. in an amount of $50 US ($79 Canadian). Motapa Diamonds Inc. is the Company's joint venture partner on the Mulonga Plain diamond exploration project in Zambia.

2.    CAPITAL ASSETS

                                        2003
                          ----------------------------------
                                    Accumulated      Net
                          Cost (1)  Amortization  Book Value
                          --------  ------------  ----------
Land - plant sites        $  1,833    $      -     $  1,833
Plant and equipment
    - producing (2)          4,465         421        4,044
    - non-producing (3)      1,435           -        1,435
Office furniture               771         749           22
Vehicles                       395         258          137
                          --------    --------     --------
                          $  8,899    $  1,428     $  7,471
                          ========    ========     ========

                                        2002
                          ----------------------------------
                                    Accumulated      Net
                          Cost (1)  Amortization  Book Value
                          --------  ------------  ----------
Land - plant sites        $  1,833    $      -     $  1,833
Plant and equipment
    - non-producing (3)      6,521         664        5,857
Office furniture               750         739           11
Vehicles                       357         343           14
                          --------    --------     --------
                          $  9,461    $  1,746     $  7,715
                          ========    ========     ========

(1) Cost is comprised of the original cost of the asset, less previous write downs, removal of cost for disposals and government grants. In addition, cost and accumulated amortisation has been adjusted for the retirement of various pieces of plant and equipment.

(2)   The producing plant and equipment in 2003 relates to the Barbrook.

(3) The net book value of the Barbrook plant and equipment at December 31, 2002 is $4,460 and Eersteling is $1,397. The net book value of non-producing plant and equipment at December 31, 2003 represents Eersteling.

The recoverability of the carrying amount of the Barbrook capital assets is dependent upon the availability of sufficient funding, the ability of the Company to successfully bring the property into commercial production, the price of gold, the exchange rate of the South African rand relative to the US dollar and the undertaking of a profitable mining operation. The recoverability of the carrying amount of the Eersteling capital assets is dependent upon the availability of sufficient funding to bring the property into commercial production or the value realized from the possible disposal of the assets. As a result of these uncertainties, the actual amount recovered may vary significantly from the carrying amount.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

3.    MINERAL PROPERTIES

                                                               2003
                                                ----------------------------------
                                                           Accumulated     Net
                                                Cost (1)  Amortization  Book Value
                                                --------  ------------  ----------
Producing:
       Barbrook, South Africa - gold property   $  4,692     $  17       $  4,675
Non-producing - care and maintenance:
  Eersteling, South Africa - gold and
  platinum property                                  810        67            743
Non-producing - exploration:
        Nunavut, Canada                              750         -            750
        Zambia (2)                                 1,044         -          1,044
                                                --------     -----       --------
                                                $  7,296     $  84       $  7,212
                                                ========     =====       ========

                                                               2002
                                                ----------------------------------
                                                           Accumulated     Net
                                                Cost (1)  Amortization  Book Value
                                                --------  ------------  ----------
Non-producing - care and maintenance:
    Barbrook, South Africa - gold property      $  3,278     $  17       $  3,261
    Eersteling, South Africa - gold property         357        67            290
Non-producing - exploration:

    Nunavut, Canada                                  750         -            750
    Zambia                                        10,578         -         10,578
    Other                                            488       488              -
                                                --------     -----       --------
                                                $ 15,451     $ 572       $ 14,879
                                                ========     =====       ========

(1) Cost is comprised of the original cost of the asset, less previous write downs, removal of cost for disposals and government grants.

(2) The carrying value of the Zambian properties have been written down by $9,534 during the fourth quarter of 2003. The remaining $225 of the $9,759 total write down relates to property in South Africa.

The Company has entered into joint venture agreements with third parties on one Canadian property and one Zambian property valued at $750 and $1,044 respectively. The third parties may earn varying percentage interests in these properties by carrying out exploration work on the properties.

The recoverability of the carrying amount of the Canadian, South African and Zambian mineral properties is dependent upon the availability of sufficient funding to bring the properties into commercial production, the price of gold, the exchange rate of the local currency relative to the US dollar and the undertaking of a profitable mining operation. As a result of these uncertainties, the actual amount recovered may vary significantly from the carrying amount.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

4.    SHARE CAPITAL

      (a)   Authorized
            Unlimited number of common shares.
            Unlimited number of preference shares.

      (b)   Issued

                                                          Number of
                                                            Shares      Amount
                                                         -----------   --------
Common shares
  Balance, December 31, 2001                             165,202,115   $143,986
  Issued pursuant to a private placement - notes (1)&(3)  27,409,655      4,023
  Warrants exercised                                      18,018,000      1,474
  Shares issued for debt - note (2)                        1,165,500        140
                                                         -----------   --------
  Balance, December 31, 2002                             211,795,270    149,623
  Issued pursuant to private placements - notes (4)&(5)   25,280,000      5,674
  Warrants exercised                                      15,093,252      3,814
  Shares issued from exercise of stock options               106,475         40
                                                         -----------   --------
  Balance, December 31, 2003                             252,274,997   $159,151
                                                         ===========   ========

      (1) On April 12, 2002, the Company completed a private placement for proceeds of $3,000 comprised of gross cash consideration of $2,500 and the retirement of debt of $500. The issue price was $0.145 per unit, each unit being comprised of one common share and one half common share purchase warrant exercisable at $0.195 per whole common share purchase warrant for a period of two years from the issue date. A total of 20,689,655 shares were issued pursuant to the private placement of which 3,448,029 were issued for the retirement of debt. Share issue costs of $328 for the private placement have been charged to share capital. In addition, whole broker warrants in the amount of 1,724,163 were issued exercisable at $0.195 per warrant. A value of $0.06 per warrant was assigned to the broker compensation warrants for a total consideration of $103.

      (2) A loan convertible into common shares of the Company was redeemed and converted during the third quarter of 2002 into 1,165,500 common shares valued at $140.

      (3) During December 2002, the Company commenced a private placement to raise $3,000. As at December 31, 2002 the first closing raised gross proceeds of $1,680 resulting in the issuance of 6,720,000 common shares. The balance of the offering was received on January 6, 2003 upon completion of the second closing (see (4) below). A total of 12 million units priced at $0.25 per unit were subscribed for both closings. Each unit consisted of one common share and one half common share purchase warrant. Each full warrant entitled the holder to purchase one common share at a price of $0.33 for a period of one year from the date of issue. Share issue costs for the first closing of $152 have been charged to share capital in 2002. A total of 672,000 broker warrants were issued upon behalf of the first closing under the same terms and conditions as noted above. A value of $0.11 per warrant was assigned to broker compensation warrants for a total consideration of $74.

      (4) On January 6, 2003, the Company concluded the private placement described above with the second closing for gross proceeds of $1,320 resulting in the issuance of 5,280,000 common shares. A further 528,000 broker warrants were issued under the same terms and conditions as noted above. A value of $0.11 per warrant was assigned to the broker compensation warrants for total consideration of $58. Share issue costs associated with the second closing have been charged to share capital in 2003 in an amount of $119.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

4.    SHARE CAPITAL (continued)

      (5) During the third quarter of 2003, the Company concluded a private placement financing for $5,000 gross proceeds comprised of 20,000,000 units. Each unit is comprised of one common share and one half common share purchase warrant issued at $0.25 per unit. In addition, a total of 2,000,000 whole broker warrrants were issued with each warrant exchangeable for one whole common share. Whole warrants are exchangeable for shares at $0.35 per share for a period of eighteen months from the date of closing. The 2,000,000 broker compensation warrants issued upon closing were assigned a value of $0.08 per warrant for total considerations of $160. Share issue costs of $544 have been charged to share capital.

      (c)       Stock Option Plans and Stock-Based Compensation

       The Company has established incentive stock option plans (the "Plans") for employees, officers, directors, consultants and other service providers. Under the Plans, as at December 31, 2003, the Company has the following options exercisable and outstanding:

Number of Options   Exercise Price       Expiry Date
-----------------   --------------    ----------------
     410,700            $ 0.750       April 28, 2005
     813,000            $ 0.330       February 9, 2008
   9,950,000            $ 0.235       April 24, 2012
     225,000            $ 0.345       June 2, 2012
     500,000            $ 0.280       November 4, 2013

      The continuity of the options granted, exercised and cancelled under the Plans during 2003 and 2002 are as follows and all of the options outstanding are exercisable.

                                               Number of     Weighted Average
                                                Options       Exercise Price
                                               ----------    ----------------
Options outstanding as at December 31, 2001     2,565,800         $ 0.48
Granted                                        10,225,000         $ 0.24
Cancelled or expired                             (110,000)       ($ 0.33)
                                               ----------
Options outstanding as at December 31, 2002    12,680,800         $ 0.29
Granted                                           500,000         $ 0.28
Exercised                                        (106,475)       ($ 0.38)
Cancelled or expired                           (1,175,625)       ($ 0.50)
                                               ----------
Options outstanding as at December 31, 2003    11,898,700         $ 0.27
                                               ==========

      The options to purchase common shares noted above, have been granted to directors, officers, employees and service providers at exercise prices determined by reference to the market value of the common shares on the date of grant. The vesting of options is made at the discretion of the board of directors at the time the options are granted. Of the options outstanding at December 31, 2003, all are exercisable except for 300,000 options that are exercisable only if certain South African based profitability targets are achieved. As of December 31, 2003 there are 2,180,625 stock options available to grant.

      Effective January 1, 2003 the Company commenced recording compensation expense in the Consolidated Statements of Operations for stock options granted to directors, officers and employees using the fair value method. During 2003, stock option expense of $76 for the grant of 500,000 options was charged to expense and credited to contributed surplus. Of the stock options granted to directors in 2002, an amount of 1,000,000 options were granted as compensation for legal services. The fair value assigned to the options granted for legal

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

4.    SHARE CAPITAL (continued)

      services amounted to $209 and the amount was recorded as an expense and credited to contributed surplus. The fair value of the remaining 9,225,000 stock options granted in 2002 were valued at $1,916 and disclosed as pro-forma information as noted below.

      For the year ended December 31, 2001, no stock options were granted to directors, officers and employees.

      The fair value of compensation expenses noted above was estimated using the Black-Scholes Option Pricing Model with the following assumptions as at December 31, 2003 and 2002.

Risk-free interest rate              3.63%
Expected dividend yield              nil
Expected stock price volatility        48%
Expected option life in years           3

      The pro-forma effect on net loss and loss per share for the period ended December 31, 2002 of the actual results had the Company accounted for the 9,225,000 stock options granted to directors, officers and employees using the fair value method is as follows:

Net loss for the period
Reported                      $ 4,331
Compensation expense          $ 1,916
                              -------
Pro-forma                     $ 6,247
                              =======

Basic loss per share
Reported                      $ 0.023
                              =======
Pro-forma                     $ 0.033
                              =======

      Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

      (d)   Warrants

      The Company has issued the following common share purchase warrants pursuant to private placements which are outstanding as of December 31, 2003:

  Number of                            Exercise
   Warrants     Shares for Warrants      Price       Expiry Date
-------------   -------------------    --------    ----------------
(1) 2,000,000         1 for 1           $ 0.350    February 6, 2005
      654,000         1 for 1           $ 0.330    January 6, 2004
    2,795,114         1 for 1           $ 0.195    April 12, 2004
   10,000,000         1 for 1           $ 0.350    February 6, 2005

      (1) These warrants represent broker compensation warrants issued during the year at an assigned value of $160.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

4.    SHARE CAPITAL (continued)

      The continuity of warrants issued and outstanding is as follows:

                                           Number of Warrants
                                           ------------------
Outstanding December 31, 2001                  17,000,000
Issued pursuant to private placements          13,704,828
Issued to Broker                                2,396,163
Issued for conversion of debt                     291,375
Exercised                                     (18,018,000)
                                              -----------
Outstanding December 31, 2002                  15,374,366
Issued pursuant to private placements          12,640,000
Issued to Broker                                2,528,000
Exercised                                     (15,093,252)
                                              -----------
Outstanding December 31, 2003                  15,449,114
                                              ===========

5.    INCOME TAXES

      The Company's effective tax rate, which differs from the combined federal and provincial statutory income tax rates, may be reconciled as follows:

                                                     2003                  2002                 2001
                                              -----------------     -----------------     ---------------
                                                 $          %          $          %         $         %
                                              ------      -----     ------      -----     ----       ----
Basic rate applied to pre-tax income (loss)   (5,327)     (36.6)    (1,672)     (38.6)    (509)      42.6
Losses and other benefits not recognized       5,327       36.6      1,672       38.6      509       42.6
                                              ------      -----     ------      -----     ----       ----
                                                   -          -          -          -        -          -
                                              ======      =====     ======      =====     ====       ====

      The Company and its subsidiaries have non-capital losses of approximately $18,886 which may be carried forward to reduce future taxable income. The right to claim non-capital losses of $1,345, $3,611, $142, $628, $10,191 and $2,969 expires in 2010, 2009, 2008, 2007, 2005 and 2004 respectively.
      The Company also has approximately $70,713 in capital losses which can be applied to reduce future capital gains. The right to claim these capital losses is carried forward indefinitely.

      The Company also has the following expenses which are available to be applied against future income for income tax purposes:

Canadian exploration and development expenses          $7,560
                                                       ======
Foreign exploration and development expenses           $1,812
                                                       ======

      The benefit of the above tax assets have not been recognized in the accounts for financial statement purposes and have been reduced by a valuation adjustment.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

6.    NET (LOSS) PER SHARE

      The net (loss) per share figures have been calculated using the weighted average number of common shares outstanding during the respective fiscal years which amounted to 230,640,700 (2002 - 187,710,451; 2001 -
      155,285,448). Under the treasury method of calculating fully diluted income per share, exercise of the outstanding stock options and warrants would be anti-dilutive in 2003, 2002 and 2001.

7.    OTHER EXPENSE (INCOME)

      Other expense (income) is comprised of the following:

                               2003    2002    2001
                               ----    ----    ----
Investment income             ($ 51)  ($  7)   $ (2)
Oil and gas net income            -      (7)    (27)
Foreign exchange (gain) loss    (16)     87     (32)
                              -----   -----   -----
                              ($ 67)   $ 73   ($ 61)
                              =====   =====   =====

8.    STATEMENT OF CASH FLOW

      Items not involving cash are as follows:

                                     2003       2002      2001
                                   --------    -------    ----
Amortization                       $    431    $     9    $ 16
Provision for site restoration          121          -       -
Write down of mineral properties      9,759      2,590       -
Non-controlling interest                (38)       (13)      -
Option grant expensed                    76        209       -
Other                                   (17)         -       -
                                   --------    -------    ----
                                   $ 10,332    $ 2,795    $ 16
                                   ========    =======    ====

      The net changes in non-cash working capital balances for continuing operations are as follows:

                      2003     2002     2001
                      -----    -----    -----
Accounts payable      ($477)   ($337)   $  27
Accounts receivable     (65)     (24)      29
Inventories             (86)       -        -
Prepaid expenses        (13)    (112)       2
                      -----    -----    -----
                      ($641)   ($473)   $  58
                      =====    =====    =====

      Additional cash flow information:

      In 2002, the Company issued 4,613,529 shares to settle loans payable of $640.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

9.    FINANCIAL INSTRUMENTS

      Unless otherwise noted, it is the opinion of management that the Company is not exposed to significant interest rate or credit risks arising from its financial instruments. A significant portion of the Company's assets and liabilities are denominated in South African rand. Fluctuations in the value of the rand relative to the Canadian dollar could have a significant impact on the results of operations. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

10.   RELATED PARTY TRANSACTIONS

      The Company had the following related party transactions:

                                                              2003   2002   2001
                                                              ----   ----   ----
Management and administrative services paid or accrued to a
company which employs the Company's Chairman                  $180   $180   $180
                                                              ----   ----   ----
Rent paid to a company owned by members of the
Chairman's family                                             $ 78   $ 63   $ 57
                                                              ----   ----   ----

      The Company has the following related party balances:

                                                              2003   2002   2001
                                                              ----   ----   ----
Included in accounts payable
  - owing to a company that employs the Company's Chairman    $ 55   $296   $271
  - owing to directors/officers for unpaid salaries           $112   $556   $588

11.   SUBSEQUENT EVENT

      During March 2004, the Company began efforts to raise up to $20,130 in a private placement by the issuance of up to 61,000,000 units consisting of one common share and one-half common share purchase warrant. Each unit is priced at $0.33 per unit and the common share purchase warrants are exercisable for one common share at $0.55 per whole warrant for a period of eighteen months from the date of issuance. As of April 30, 2004 a total of 45,388,175 units have been closed for gross proceeds of $14,978.

      The private placement agents are paid a commission of 9% of the gross proceeds raised and whole common share purchase warrants equal to 10% of the total units sold. The agent broker warrants are exercisable for one common share at $0.55 per warrant for a period of eighteen months from the date of issuance.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

12.   SEGMENTED FINANCIAL INFORMATION

      The Company has been engaged directly or through subsidiaries in the production of and the exploration for precious metals in various geographical locations.

      The Company's operating segments have been identified based on geographic areas as follows:

                                                            FOR THE YEAR ENDED DECEMBER 31, 2003
                                                      ------------------------------------------------
                                                                     SOUTH
                                                      CORPORATE     AFRICA       ZAMBIA        TOTAL
                                                      ---------    ---------    ---------    ---------
Revenue from sales                                    $       -    $     646    $       -    $     646
Operating costs                                               -       (3,714)           -       (3,714)
General and administrative                               (1,276)           -            -       (1,276)
Interest                                                      -         (127)           -         (127)
Amortization                                                  -         (431)           -         (431)
Other income (expense)                                      (26)          93            -           67
Write down of mineral properties                              -         (225)      (9,534)      (9,759)
                                                      ---------    ---------    ---------    ---------
(Loss) before the undernoted                             (1,302)      (3,758)      (9,534)     (14,594)
Non-controlling interest                                      -           38            -           38
                                                      ---------    ---------    ---------    ---------
Net income (loss) for the year                           (1,302)      (3,720)      (9,534)     (14,556)
                                                      =========    =========    =========    =========
Identifiable assets                                       5,000       13,291        1,044       19,335
                                                      =========    =========    =========    =========
Expenditures on capital assets & mineral properties   $       -    $   2,140    $     139    $   2,279
                                                      =========    =========    =========    =========

                                                            For the year ended December 31, 2002
                                                      ------------------------------------------------
                                                                     South
                                                      Corporate     Africa       Zambia        Total
                                                      ---------    ---------    ---------    ---------
Revenue from sales                                    $       -    $      27    $       -    $      27
Operating costs                                               -         (130)           -         (130)
General and administrative                               (1,405)        (135)           -       (1,540)
Interest                                                    (29)           -            -          (29)
Amortization                                                 (9)           -            -           (9)
Write down of mineral properties                              -            -       (2,590)      (2,590)
Other income (expense)                                      (23)         (50)           -          (73)
                                                      ---------    ---------    ---------    ---------
(Loss) before the undernoted                             (1,466)        (288)      (2,590)      (4,344)
Non-controlling interest                                      -           13            -           13
                                                      ---------    ---------    ---------    ---------
Net (loss) for the year                                  (1,466)        (275)      (2,590)      (4,331)
                                                      =========    =========    =========    =========
Identifiable assets                                       2,614       11,743       10,410       24,767
                                                      =========    =========    =========    =========
Expenditures on capital assets & mineral properties   $       -    $     805    $     119    $     924
                                                      ---------    ---------    ---------    ---------

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

12.   SEGMENTED FINANCIAL INFORMATION (continued)

                                                            For the year ended December 31, 2001
                                                      ------------------------------------------------
                                                                     South
                                                      Corporate     Africa       Zambia       Total
                                                      ---------    ---------    ---------   ----------
Revenue from sales                                    $       -    $     124    $       -   $     124
Operating costs                                               -         (250)           -        (250)
General and administrative                                 (891)        (139)           -      (1,030)
Interest                                                    (84)           -            -         (84)
Amortization                                                  -          (16)           -         (16)
Other income                                                 26           35            -          61
                                                      =========    =========    =========   =========
Net (loss) for the year                                    (949)        (246)           -      (1,195)
                                                      =========    =========    =========   =========
Identifiable assets                                         934       11,158       12,881      24,973
                                                      =========    =========    =========   =========
Expenditures on capital assets and mineral properties $       -    $       -    $      23   $      23
                                                      =========    =========    =========   =========

13.   CONTRACTUAL OBLIGATIONS

      The Company has a capital finance lease obligation of $55 (2002 - $nil, 2001 - $nil), payable over 48 months and bearing interest at 2% less than the prime overdraft interest rate in South Africa which is secured by motor vehicles with a net book value of $142. This lease obligation has been included in accounts payable.

      The future minimum lease payments under non-cancellable operating leases amount to $268 (2002 - $nil, 2001 - $nil). Of this amount, $68 (2002 -
      $nil, 2001 - $nil) is payable in the next twelve months and $200 (2002 - $nil, 2001 - $nil) is payable over the next five years.

14.   GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES

      The Company's accounting policies do not differ materially from accounting principles generally accepted in the United States ("US GAAP") except for the following:

      (a)   Mineral Properties

            US GAAP requires that mineral properties with no proven reserves be reflected as expenses in the period incurred.

      (b)   Other Paid in Capital

            Under Canadian GAAP, convertible debentures have been segregated into a debt and equity component. The resulting debt discount is amortized over the term of the debt and is included with interest expense. Under US GAAP, the convertible debentures would be shown as debt only and therefore would not include an equity component or amortization expense.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

14. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (continued)

      (c)   Employee and Directors Stock Options

            Prior to 2003, the Company accounted for employee and director stock options under APB Opinion No. 25 under which no compensation cost is recognized when the exercise price equals or exceeds the fair value at the date of grant. Since no stock options were granted with an exercise price less than fair value, no compensation was recorded under US GAAP. Effective January 1, 2003 the Company, for US purposes, has applied, prospectively, the fair value recognition provisions of SFAS No. 123.

            Under Canadian GAAP, effective January 1, 2002 on a prospective basis, the Company adopted the new CICA policy of accounting for stock based compensation. Compensation expense on stock options granted to directors, officers and employees, was not recorded. However, disclosure of the effects of accounting for the compensation expense, utilizing the fair value method estimated using the Black-Scholes Option Pricing Model, was disclosed as pro-forma information. During 2002 a compensation expense was shown for US GAAP to reflect the intrinsic value attributable to stock options granted to directors, officers and employees.

            Under Canadian GAAP, effective January 1, 2003 on a prospective basis, the Company commenced the expensing of all stock based compensation for new stock option grants applying the fair value method estimated by using the Black-Scholes Option Pricing Model.

      (d)   Comprehensive Income

            Under US GAAP, comprehensive income must be reported which is defined as all changes in equity other than those resulting from investments by owners and distributions to owners.

      (e) Net Gain on Conversion of the Convertible Debentures and Settlement of Debt

            For US GAAP purposes a loss is recognized on settlement of debt to the extent that the quoted market value of shares and fair value of warrants issued at the date of settlement exceeds the carrying amount of debt.

      (f)   Asset Retirement Obligations

            In 2004, the Company will adopt Canadian GAAP standards of "Asset Retirement Obligations" which are consistent with SFAS No. 143 (effective from January 1, 2003), "Accounting for Asset Retirement Obligations". These standards address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. These standards require that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying value of the long-lived asset. For Canadian accounting purposes, the Company will adopt this standard during 2004 with retroactive restatement to 2002. Under US GAAP, the cumulative effect of the change in accounting principle is shown and no retroactive restatement of the comparative figures is made.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

14. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (continued)

      (g)   Recently Issued United States Accounting Standards

            In January 2003, the FASB issued Financial Interpretation 46 "Accounting for Variable Interest Entities" ("FIN 46") that will require the consolidation of certain entities that are controlled through financial interests that indicate control (referred to as "variable interests"), subsequently revised through the issuance of FIN 46R. Variable interests are the rights or obligations that convey economic gains or losses from changes in the values of the entity's assets or liabilities. The holder of the majority of an entity's variable interests will be required to consolidate the variable interest entity. FIN 46 applies to variable interest entities as of January 31, 2003, and to variable interest entities created after or in which an enterprise obtains an interest after that date. FIN 46R applies for periods ending after March 15, 2004. The Company does not have any arrangements with variable interest entities that will require consolidation of their financial information in the financial statements.

            In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instrumentss embedded in other contracts and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The changes are intended to improve financial reporting by requiring that contracts with comparable characteristics be acconted for similarly. Additionally, those changes are expected to result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003, and for provisions that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, apply in accordance with their respective effective dates. The adoption of this statement did not have a significant effect on the Company's consolidated financial position or results of operations.

            In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. It also requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective generally at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. It is to be implemented by reporting a cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this statement did not have a material effect on the financial position of the Company or results of its operations.

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

14. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (continued)

      The impact of the foregoing on the financial statements is as follows:

      (a) Income Statement

                                                                       2003        2002        2001
                                                                     --------    --------    --------
Loss for the year per Canadian GAAP                                  ($14,556)   ($ 4,331)   $ (1,195)
Mineral property expenditure with no proven reserves (expensed) or
 previously expensed under US GAAP                                      9,081       2,303          (7)
Amortization and accretion of asset retirement obligation                 (69)          -           -
Compensation expense                                                        -      (1,405)          -
Loss on settlement of debt                                                  -        (362)          -
                                                                     --------    --------    --------
Income before cumulative effect adjustment                             (5,544)     (3,795)     (1,202)
Cumulative effect adjustment                                              559           -           -
                                                                     --------    --------    --------
Net income (loss) per US GAAP                                        ($ 4,985)   ($ 3,795)   ($ 1,202)
                                                                     ========    ========    ========
Loss per share before cumulative effect adjustment                   ($ 0.024)   ($ 0.020)   ($ 0.008)
                                                                     ========    ========    ========
Cumulative effect adjustment  per share                               $ 0.002           -           -
                                                                     ========    ========    ========
Basic and diluted loss per share for the year                        ($ 0.022)   ($ 0.020)   ($ 0.008)
                                                                     ========    ========    ========

                                                    CALEDONIA MINING CORPORATION
                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands of Canadian Dollars unless otherwise indicated and except for per share amounts)
                                                DECEMBER 31, 2003, 2002 AND 2001

14. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (continued)

      (b)   Balance Sheet

                                                                 2003         2002
                                                              ---------    ---------
Total assets per Canadian GAAP                                $  19,335    $  24,767
Asset retirement cost capitalized                                   827            -
Amortization on asset retirement obligation                         (36)           -
Mineral properties with no proven reserves expensed              (2,247)     (11,328)
                                                              ---------    ---------
Total assets per US GAAP                                      $  17,879    $  13,439
                                                              =========    =========

Total liabilities per Canadian and US GAAP                    $   2,153    $   2,616
Asset retirement obligation                                         301            -
                                                              ---------    ---------
Total liabilities per US GAAP                                 $   2,454    $   2,616
                                                              =========    =========

Share capital per Canadian GAAP                               $ 159,151    $ 149,623
Other paid in capital
      Loss on settlement of debt                                    362          362
      Convertible debt                                             (560)        (560)
                                                              ---------    ---------
Share capital per US GAAP                                     $ 158,953    $ 149,425
                                                              =========    =========

Compensation warrants per Canadian and US GAAP                $     160    $     177
                                                              =========    =========

Contributed surplus per Canadian GAAP                         $     285    $     209
Compensation expense                                              1,405        1,405
                                                              ---------    ---------
Contributed surplus per US GAAP                               $   1,690    $   1,614
                                                              =========    =========

Shareholders' equity

        Deficit end of the year per Canadian GAAP             ($142,414)   ($127,858)
        Loss on settlement of debt                                 (362)        (362)
        Mineral properties with no proven reserves expensed      (2,247)     (11,328)
        Compensation expense                                     (1,405)      (1,405)
        Asset retirement adjustment                                 490            -
        Debenture discount amortization                             560          560
                                                              ---------    ---------
        Deficit end of year per US GAAP                       ($145,378)   ($140,393)
                                                              =========    =========

Total shareholders' equity per US GAAP                        $  15,425    $  10,823
                                                              =========    =========

DIRECTORS AND MANAGEMENT

 BOARD OF DIRECTORS                                      OFFICERS
 S. E. Hayden (1) (2) (3) (4)               S. E. Hayden
 Chairman of the Board, President and       Chairman of the Board, President and
 Chief Executive Officer                    Chief Executive Officer
 Johannesburg, South Africa
                                            F. C. Harvey
 J. Johnstone                               Technical Director, Secretary of
 Vice President Operations and              the Corporation
 Chief Operating Officer
 Mississauga, Ontario, Canada               J. Johnstone
                                            Vice-President Operations and
 F C. Harvey                                Chief Operating Officer
 Technical Director,
 Secretary to Corporation                   S. W. Poad
Mississauga, Ontario, Canada                Vice-President Finance
                                            and Administration
 W. I. L. Forrest (1) (2) (4)
 Business Executive                         J. Smith
 Gingins, Switzerland                     Vice-President Exploration

 C. R. Jonsson (1) (2) (3)
 Principal of Tupper Jonsson
 & Yeadon
 Barristers & Solicitors
 Vancouver, British Columbia,
 Canada

 BOARD COMMITTEE
 MEMBERS
 (1) Audit Committee
 (2) Compensation Committee
 (3) Corporate Governance Committee
 (4) Nominating Committee

CORPORATE DIRECTORY

CORPORATE OFFICES                            SOLICITORS
CANADA - HEAD OFFICE                          BORDEN LADNER GERVAIS LLP
CALEDONIA MINING CORPORATION                  Suite 4100, Scotia Plaza
Unit 9, 2145 Dunwin Drive                     40 King Street West
Mississauga, Ontario                          Toronto, Ontario M5H 3Y4 Canada
L5L 4L9 Canada
Tel: (905) 607-7543                           TUPPER, JONSSON & Yeadon
Fax: (905) 607-9806                           1710-1177 West Hastings Street
                                              Vancouver, British Columbia
SOUTH AFRICA                                  V6E 2L3 Canada
GREENSTONE MANAGEMENT SERVICES (PTY) LTD.
P.O. Box 587                                  AUDITORS
Johannesburg 2000                             BDO DUNWOODY LLP
South Africa                                  CHARTERED ACCOUNTANTS
Tel: (27)(11) 447-2499                        Suite 3200, 200 Bay Street
Fax: (27)(11) 447-2554                        Royal Bank Plaza, South Tower
                                              Toronto, Ontario M5J 2J8 Canada
ZAMBIA
CALEDONIA MINING (ZAMBIA) LIMITED             REGISTRAR & TRANSFER AGENT
P.O. Box 36604                                EQUITY TRANSFER SERVICES INC.
Lusaka, Zambia                                Suite 420 120 Adelaide Street West
Tel: (260)(1) 29-1574                         Toronto, Ontario M5H 4C3 Canada
Fax: (260)(1) 29-2154                         Tel: (416) 361-0152
                                              Fax: (416) 361-0470
SHARES LISTED
The Toronto Stock Exchange Symbol "CAL"      BANKERS
NASDAQ OTC BB Symbol "CALVF"               CANADIAN IMPERIAL BANK OF COMMERCE
                                              6266 Dixie Road
CAPITALIZATION at December 31, 2003           Mississauga, Ontario
Authorised: Unlimited                         L5T 1A7 Canada
Shares, Warrants and Options Issued:
Common Shares: 252,274,497
Warrants: 15,449,114
Options: 11,898,700

WEB SITE: http://www.caledoniamining.com

                                                    CALEDONIA MINING CORPORATION
                                                                        Unit # 9
                                                               2145 Dunwin Drive
                                                    Mississauga, Ontario, Canada
                                                                         L5L 4L9
                                                             Tel: (905) 607-7543
                                                             Fax: (905) 607-9806
                                                        info@caledoniamining.com